Confidential

ASSET PURCHASE AGREEMENT

between

GREEN PLAINS GRAIN COMPANY LLC
GREEN PLAINS GRAIN COMPANY TN LLC
,
as sellers,
and
GREEN PLAINS RENEWABLE ENERGY, INC
(with respect to Sections 5.3, 5.12, 5.13 and 8)

and

THE ANDERSONS, INC.
as buyer

dated as of
October 26, 2012

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6.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS	23
6.1	Accuracy of Representations and Warranties; Performance of Obligations	24
6.2	No Injunction, Etc.	24
6.3	Delivery of Documents	24
6.4	Material Adverse Change	24
6.5	HSR Act Waiting Period	24
6.6	Metropolitan Life Consent	24

7.	CONDITIONS PRECEDENT TO SELLER's OBLIGATIONS	24
7.1	Accuracy of Representations and Warranties; Performance of Obligations	24
7.2	No Injunction, Etc.	25
7.3	Delivery of Purchase Price and Documents	25
7.4	HSR Act Waiting Period	25
7.5	Metlife Note Consent	25

8	INDEMNIFICATION	25
8.1	Indemnification by SELLER	25
8.2	Indemnification By BUYER	26
8.3	Procedures Relating to Indemnification Between SELLER and BUYER	26
8.4	Procedures Relating to Indemnification for Third Party Claims	26
8.5	Insurance Effect	27
8.6	No Offset	27
8.7	Exclusive Remedy	27

9.	CLOSING	27
9.1	Closing Date	27
9.2	Items to be Delivered by SELLER	28
9.3	Items to be Delivered by BUYER	28

10.	TERMINATION	28
10.1	General	29
10.2	Post-Termination Obligations	29
10.3	No Liabilities in Event of Termination	29

11.	MISCELLANEOUS	30
11.1	Publicity	30
11.2	Bulk Transfer Laws	30
11.3	Assignment	30
11.4	Parties in Interest	30
11.5	Law Governing Agreement	30
11.6	Amendment	30
11.7	Waiver	30
11.8	Notice	31
11.9	Expenses	31
11.10	Schedules	32

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11.11	Interpretive Provisions	32
11.12	Section Headings; Table of Contents	33
11.13	Severability	33
11.14	No Strict Construction	33
11.15	Jurisdiction; Venue; Waiver of Jury Trial	33
11.16	Entire Agreement	33
11.17	Counterparts	33
11.18	No Third Party Beneficiaries	33
11.19	Definitions	34

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SCHEDULES
Schedule 1.1(a)        Real Property Description
Schedule 1.1(g)     Assumed Contracts
Schedule 2.1(c)        Adjusted Working Capital

Schedule 3.1(c)	—	No Violation
Schedule 3.1(d) Schedule 3.1(e) Schedule 3.1(e)(i)	—	Parts inventory Financial Statements Statement of Income
Schedule 3.1(e)(ii)	—	Asset and Liability Statement
Schedule 3.1(f)	—	Tax Matters
Schedule 3.1(g)	—	Absence of Certain Changes
Schedule 3.1(h)	—	No Litigation
Schedule 3.1(i)	—	Compliance with Laws and Orders
Schedule 3.1(j)	—	Licenses and Permits
Schedule 3.1(k)	—	Environmental Matters
Schedule 3.1(l)	—	Title to Assets; Liens
Schedule 3.1(m)	—	Real Property
Schedule 3.1(n)	—	Material Contracts
Schedule 3.1(o) Schedule 3.1(p)	—	Benefit Plans List of Employees
Schedule 3.1(r) Schedule 3.1(t) Schedule 3.1(v) Schedule 3.1(w) Schedule 3.1(x) Schedule 3.1(z) Schedule 3.1(aa)	—	Affiliate Transactions Receivables Equipment in Good Order Product Warranties Suppliers/Customers Insurance Transferred IP

EXHIBITS

Exhibit 1.2(i) Exhibit 2.1	—	IP Additional Liabilities
Exhibit 2.3	—	Inventory and Contract Valuation Methods
Exhibit 5.8	—	Employee Matters

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and effective as of October 26, 2012 between Green Plains Grain Company LLC, a Delaware limited liability company, and Green Plains Grain Company TN LLC, a Delaware limited liability company, (each individually, and collectively as the context may require, “SELLER”), Green Plains Renewable Energy, Inc. (“GPRE”) and The Andersons, Inc., an Ohio corporation (“BUYER”).
WHEREAS, SELLER is engaged in the ownership and operation of 12 grain handling and storage, agronomy, plant nutrient and fuel distribution facilities (each, a “Facility” and collectively, the “Facilities”) having an aggregate grain storage capacity of 36,032,000 bushels and located in the states of Iowa, and Tennessee, and listed, together with the individual SELLER owning such Facility on Schedule 3.1(m); and
WHEREAS, BUYER desires to purchase from SELLER, and SELLER desires to sell to BUYER, the Facilities as identified on Schedule 3.1(m) (collectively, the “Business”) and substantially all the assets of SELLER that are used in the Business, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants set forth in this Agreement, SELLER and BUYER agree as follows (capitalized terms used herein are defined in the sections in which they first appear, or in Section 11.18; the parties acknowledge that the Business is owned by three different affiliated entities, two of which are selling assets hereunder, and the third, Great Lakes, is being conveyed as an entity, but all accounting and financial terms shall be construed as though the Business were a single enterprise owned and being sold by a single entity, unless the context expressly requires otherwise) :

1.	PURCHASE AND SALE
1.Purchased Assets
. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, SELLER shall sell and transfer to BUYER, and BUYER shall purchase and accept from SELLER, all of SELLER's right, title and interest in and to the following assets at the Closing Date (collectively, the “Purchased Assets”):
(a)All real property owned by, and leased to, SELLER and associated with the Business at the locations listed in Schedule 3.1(m) consisting of approximately 182.074 acres of land, more or less, and as legally described on Schedule 1.1(a) attached hereto (the “Real Property”).
(b)The tangible personal property owned by SELLER and used in the Business acceptable to BUYER associated with locations listed in Schedule 3.1(m),, including without limitation all machinery, equipment, tools, parts, furniture, office equipment, computer hardware, supplies and materials (but excluding Inventory);
(c)SELLER's inventories of grain (“Grain”), plant nutrients, herbicides and pesticides (collectively “Nutrients”), propane, other fuels, materials and supplies and all other items of inventory carried and sold or utilized by SELLER in the ordinary course of business at the Facilities being purchased (all such items of inventory, including Grain and Nutrients, are collectively called, the “Inventory”), excluding the Retained Inventory in determined in accordance with the provisions of Exhibit 2.3, and including Inventory of the Business in storage at any Facility, stored elsewhere on behalf of SELLER, or which has been paid or contracted for by Seller and either not yet delivered, in each case to the extent deemed acceptable by BUYER in its reasonable determination;
(d)The originals, or where not available, copies of books, records and other documentation owned by SELLER that relate to the Business, including without limitation, all storage, inspection, receipt, delivery and maintenance records, abstracts of title, the organization, corporate and tax records of Great Lakes, and customer and supplier lists;
(e)The customer lists, supplier lists, business processes, operating procedures, technical know-how, logos, tradenames, trademarks, servicemarks, copyrights, computer programs, algorithms, software

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(including the Agris software program and license) and other intellectual property owned by Seller and used or held for use in the Business, but not including the name “Green Plains Grain Company” and the term “Green Plains” (the “Transferred Intellectual Property”);
(f)The non-defaulted, commercial contracts for the future delivery, purchase or sale of Inventory which is to be delivered to the Facilities, including without limitation contracts and agreements (i) for the purchase and delivery of Grain (“Grain Purchase Contracts”), (ii) for the delayed pricing of Grain (“Delayed Pricing Contracts”), and (iii) for the sale of Grain to certain customers (“Grain Sale Contracts”; all such types of Grain contracts being collectively called, the “Grain Contracts”). All Grain Contracts to be assumed shall be subject to BUYER's acceptance thereof in its reasonable determination consistent with Exhibit 2.3, Section 10 which shall be indicated by BUYER prior to the Closing Date, and are listed by type, name, date, delivery date and place, price and quantity in Schedule 1.1(g) (the Grain contracts being assumed pursuant to this Agreement being called, the “Assumed Grain Contracts”);
(g)The licenses and permits that are described in Item 1 of Schedule 3.1(j) (the “Assumed Permits”);
(h)The limited liability company units owned by Green Plains Grain Company LLC in Great Lakes Grain Storage LLC (“Great Lakes”), and all rights, title and interests associated therewith, including the right to serve as manager to such entity pursuant to the Servicing Agreement;
(i)The certain equipment leases described in Schedule 1.1(g) and other contracts providing for the delivery or provision of ordinarily needed supplies and services, in each case entered into in the ordinary course of business, and otherwise acceptable to BUYER in its reasonable determination (the “Assumed Contracts”); and
(j)The goodwill associated with all of the foregoing.
2.Excluded Assets
. Except as and to the extent specifically set forth in Section 1.1, SELLER shall not sell or transfer to BUYER, and BUYER shall not purchase or acquire from SELLER, any other assets of SELLER. Without limitation, and notwithstanding the provisions of Section 1.1, SELLER shall not sell or transfer to BUYER, and BUYER shall not purchase or acquire from SELLER, any of the following assets:
(a)Any rights in or to the franchise of SELLER to be a limited liability company or corporation, or its charter, articles of incorporation, corporate seal, minute books, equity unit books and other company records relating to its limited liability company existence and capitalization;
(b)Any equity interest in SELLER or in any entity in which SELLER owns any equity interest, except as set forth in (Section 1.1(h) above);
(c)Any consideration to be delivered to SELLER pursuant to this Agreement or any other rights of SELLER under this Agreement or the other documents and instruments to be executed and delivered pursuant to this Agreement;
(d)Any cash and cash equivalents of SELLER;
(e)Any of SELLER's assets that are consumed, sold or disposed of in the ordinary course of business prior to the Closing;
(f)Any inventories of Grain not accepted by BUYER for purchase hereunder;
(g)Any contracts to which SELLER is bound which have not been accepted by BUYER as Assumed Grain Contracts or Assumed Contracts;
(h)Any notes, drafts, accounts receivable, and other rights to payment and the full benefit of all security for such rights to payment;
(i)The intangible personal property of SELLER, if any, that do not comprise Transferred Intellectual Property (the parties acknowledging that the name “Green Plains Grain Company” and “Green Plains” and the associated logo are among the Excluded Assets) and which are listed with specificity in Exhibit 1.2(i);
(j)Any rights in, to and under insurance policies;
(k)Any claims for contribution, indemnity rights and similar claims and causes of action arising from or relating to any of the Excluded Liabilities;

(l)Any advance payments, accrued rebates, prepaid items and expenses, any rights of offset and credits, any attorney-client privileges and rights related thereto and any other intangible rights and assets (other than the goodwill described in Section 1.1(j));
(m) All Receivables;
(n) Any books, records and other documentation of SELLER (i) relating to accounting matters or to Taxes or associated Tax Returns or (ii) relating to any of the other Excluded Assets or to the Excluded Liabilities; and
(o)Any of SELLER's facilities not listed in Schedule 3.1(m).
3.Assumed Liabilities
4.. Upon the terms and subject to the conditions of this Agreement, BUYER shall assume effective as of the Closing, and from and after the Closing BUYER shall pay, discharge or perform when due, as appropriate, only the following Liabilities of the SELLER (the "Assumed Liabilities"), and no other Liabilities:
(a)all accounts payable to trade creditors of the Business that are unpaid and not delinquent at the Closing Date and that either (i) are reflected on the Interim Balance Sheet or (ii) arose in the ordinary course of the Business between the Interim Balance Sheet Date and the Closing Date; and
(b)all Liabilities in respect of the Assumed Grain Contracts and Assumed Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of the Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller on or prior to the Closing.
(c)all amounts outstanding under the note payable to MetLife dated October 28, 2011 (the “MetLife Note”).
1.4    Excluded Liabilities
. Except as and to the extent specifically set forth in Section 1.3, BUYER is not, and shall not, assume or agree to pay, perform or discharge any liabilities of SELLER.

2.	PURCHASE PRICE; valuations; PAYMENTS
1.Purchase Price
. (a) The purchase price (the “Purchase Price”) for the Purchased Assets shall be the sum of (i) the Base Cash Consideration, plus (ii) the Adjusted Working Capital as of the Interim Balance Sheet Date, plus or minus (iii) the Working Capital Adjustment, and plus (iv) assumption of the Assumed Liabilities.
(b) “Base Cash Consideration” shall be $95,500,000.
(c) “Adjusted Working Capital” shall mean the sum of SELLER's and Great Lakes' working capital items included in Purchased Assets and Assumed Liabilities as calculated pursuant to the provisions of Exhibit 2.1(c), which is determined on a consolidated basis for all the SELLER entities in accordance with GAAP applied on a basis consistent with its application to the preparation of the SELLER's internally prepared balance sheet as of such date, with the following qualifications, regardless whether in conformance with GAAP:
(i) “MetLife Note Credit” shall mean, as of the date of determination, the sum of the outstanding principal balance of, and all accrued and unpaid interest, fees (including one-half the transfer fees payable to MetLife and one-half the related out of pocket costs for any redocumentation and refiling requirements), penalties and other charges on, the MetLife Note. For avoidance of doubt, the parties acknowledge that the MetLife Note Credit shall not be considered a component of Adjusted Working Capital;
(ii) Inventory shall be valued in accordance with the provisions of Exhibit 2.3;

(iii) the cost of goods or services to be delivered after the Closing which were prepaid by the SELLER, and entered into in the ordinary course of business, and reasonably approved by BUYER shall be credited in calculating Adjusted Working Capital;
(iv) any customer prepayments received by the SELLER prior to the Closing Date in respect of any Assumed Grain Contract or Assumed Contract to sell any good or perform any service, after the Closing, which obligation has been assumed by BUYER shall be deducted in calculating Adjusted Working Capital;
(v) Assumed Grain Contracts will be brought to market pursuant to the provisions of Section 2.3(c), (d) and (e); and
(vi) any other liabilities or reserves of the SELLER not otherwise reflected in the Closing Date Balance Sheet, but agreed by the parties to be deducted in calculating Adjusted Working Capital, shall be so deducted in calculating Adjusted Working Capital; Exhibit 2.1(c) lists those liabilities agreed to as of the date of this Agreement, but the parties may agree to the inclusion and amount of additional such liabilities.
(d) “Adjusted Working Capital” as of the Interim Balance Sheet Date or the Measurement Date shall mean the Adjusted Working Capital based upon the criteria set forth in Section 2.1(c) and otherwise as reflected in the Interim Balance Sheet, or the Closing Balance Sheet, as applicable. The Adjusted Working Capital as of the Interim Balance Sheet Date is reflected on Exhibit 2.1(c) and is agreed by the Parties to be $37,587,874.
(e) “Interim Balance Sheet” shall mean the closing balance sheet as prepared by the SELLER's accountants included in its Financial Statements as of the Interim Balance Sheet Date.
(e) “Working Capital Adjustment” shall mean the difference between the calculation of Adjusted Working Capital as of the Measurement Date, in accordance with the methodology identified in Section 2.1(c), and the Adjusted Working Capital as of the Interim Balance Sheet Date, in accordance with such same methodology.
2.2.     Payment
(a)    Assumption of Assumed Liabilities. At the Closing, BUYER shall execute and deliver to SELLER such undertakings and instruments of assumption as are necessary to evidence BUYER's assumption of the Assumed Liabilities, in form and substance reasonably satisfactory to BUYER and SELLER.
(b)    Cash Payment of Estimated Purchase Price. At the Closing, BUYER shall pay to the SELLER an estimate of the Purchase Price equal to $104,754,541 (the “Estimated Purchase Price”), which is the sum of (i) the Base Cash Consideration, plus (ii) the Adjusted Working Capital as of the Interim Balance Sheet Date based upon the criteria set forth in Section 2.1(c), less (iii) the MetLife Note Credit as of the Closing Date. The Estimated Purchase Price shall be replaced by the definitive Purchase Price upon determination of the Working Capital Adjustment as of the Measurement Date pursuant to the provisions of Section 2.4. The Estimated Purchase Price shall be paid at the Closing in immediately available funds to an account that SELLER has designated.
2.3. Valuing Inventory and Grain Contracts.
(a) Inventory Measurements. Inventory shall be valued for purposes of Section 2.1(c)(i) as follows: (a) Attached as Exhibit 2.3 is the parties' agreed methodology for determining the volume, weight or number, as applicable of Grain, Nutrients and other Inventory on site at the SELLER's Facilities, or held for SELLER' Business elsewhere, as of the close of business the business day preceding the Closing Date (the “Measurement Date”).

(b) Inventory Valuations. SELLER and BUYER shall, in good faith, jointly perform the Inventory counts, measurements and calculations necessary to determine the amount and valuation of the Inventory at the Measurement Date in accordance with Section 2.3(a), and shall prepare a detailed statement of their calculations used to determine such valuations not more than 15 days following the Closing Date. If, despite their good faith efforts, the parties are unable to agree jointly upon either such measurements or the calculations therefrom within such period, then in such event a third party appraiser shall be selected by the parties to perform such measurements and make such calculations utilizing the methodology and reference provided in Exhibit 2.3. If BUYER and the SELLER are unable to agree upon a third party appraiser, then their respective independent industry expert, appraiser, or certified public accountants shall be requested to designate a third party appraiser, and such designation shall be binding upon the parties. The third party appraiser shall not judge, review or alter the methodology and valuation reference standards provided in Exhibit 2.3. The determination of the third party appraiser shall be binding upon the parties. The fees and expenses of the third party appraiser shall be borne equally by BUYER and SELLER.
(c)Grain Purchase Contracts. Assumed Grain Contracts will be marked to market on the Closing Date pursuant to the procedures set forth in Exhibit 2.3 (“Grain Contract Procedure”) hereto and any net gain attributable to the bringing of such agreements to market will be credited in the determination of Adjusted Working Capital and any net loss attributable to bringing such agreements to market will be deducted in the determination of Adjusted Working Capital.
(d) Delayed Pricing Contracts. Existing Delayed Pricing Agreements will be assigned to BUYER by SELLER at Closing, and BUYER will assume all obligations of SELLER thereunder pursuant to Section 1.3; provided that any accrued and unpaid charges on unpriced Delayed Pricing Contracts shall be credited to Adjusted Working Capital at Closing based on established rates existing as of Closing. Obligations assumed by BUYER related to Delayed Pricing Agreements will be deducted from Adjusted Working Capital pursuant to the procedures outlined in Exhibit 2.3.
(e)Grain Sale Contracts. Grain Sale Contracts will be marked to market on the Closing Date pursuant to the procedures set forth in Exhibit 2.3 and any net gain attributable to the bringing of such agreements to market will be credited in the determination of Adjusted Working Capital and any net loss attributable to bringing such agreements to market will be deducted in the determination of Adjusted Working Capital.
(f) Nutrients, fuel and other inventory shall be valued at the lesser of such items' aggregate cost to SELLER, or their fair market replacement value.

2.4    Working Capital Adjustment Statement.
(a) Within 20 days following the Closing Date, BUYER, and SELLER, will prepare an unaudited Measurement Date consolidated balance sheet (the “Closing Balance Sheet”) and calculation of Working Capital Adjustment, pursuant to the provisions of Section 2.1(c) (the “Working Capital Adjustment Statement”). The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with its application in the preparation of the Interim Balance Sheet, except as otherwise required pursuant to this Agreement, while Working Capital Adjustment Statement shall be calculated in accordance with Sections 2.1(c) and 2.3. If BUYER and SELLER are unable to agree upon the Working Capital Adjustment Statement within such period, BUYER's version of such statement will be submitted to SELLER for review and resolution pursuant to the provisions of Section 2.4(b), (c) and (d).
(b) Upon receipt from BUYER, SELLER shall have 15 days to review the Working Capital Adjustment Statement (the “Review Period”). If SELLER disagrees with BUYER's computation of Working Capital Adjustment, SELLER may, on or prior to the last day of the Review Period, deliver a notice to BUYER (the “Notice of Objection”), which sets forth its objections to BUYER's calculation of Working Capital Adjustment; provided that the Notice of Objection shall include only objections based on (i) non-compliance with the standards set forth in Section 2.1(c) for the determination of Working Capital Adjustment or disagreement with the valuations of the items described in Section 2.3, and

(ii) mathematical errors in the computation of Working Capital Adjustment. Any Notice of Objection shall specify those items or amounts with which SELLER disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth SELLER's calculation of Working Capital Adjustment based on such objections. To the extent not set forth in the Notice of Objection, SELLER shall be deemed to have agreed with BUYER's calculation of all other items and amounts contained in the Working Capital Adjustment Statement.
(c) Unless SELLER delivers the Notice of Objection to BUYER within the Review Period, SELLER shall be deemed to have accepted BUYER's calculation of Working Capital Adjustment and the Working Capital Adjustment Statement shall be final, conclusive and binding. If SELLER delivers the Notice of Objection to BUYER within the Review Period, SELLER and BUYER shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Working Capital Adjustment. If, at the end of such period or any mutually agreed extension thereof, BUYER and SELLER are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an independent accounting firm of national reputation selected by the SELLER's and BUYER's respective independent certified public accountants or investment banking firms (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review Sections 2.1, 2.2, 2.3 and 2.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Working Capital Adjustment set forth in the Working Capital Adjustment Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by BUYER and SELLER and not on an independent review. BUYER and SELLER shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to BUYER and SELLER, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Working Capital Adjustment; provided that in no event shall Working Capital Adjustment as determined by the Independent Expert be less than BUYER's calculation of Adjusted Working Capital set forth in the Working Capital Adjustment Statement nor more than SELLER's calculation of Working Capital Adjustment set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(d) “Final Working Capital Adjustment” means the “Working Capital Adjustment” (i) shown in the Working Capital Adjustment Statement delivered by BUYER to SELLER pursuant to Section 2.4(a), if no Notice of Objection with respect thereto is timely delivered by SELLER to BUYER pursuant to Section 2.4(b); or (ii) if a Notice of Objection is so delivered, as determined pursuant to Section 2.4(c). If the Adjusted Working Capital as of the Interim Balance Sheet Date amount exceeds the Adjusted Working Capital as of the Measurement Date, SELLER shall pay to BUYER, in the manner and with interest as provided in Section 2.5, an amount of cash equal to such excess (the “Excess Amount”). If Adjusted Working Capital as of the Interim Balance Sheet Date is less than Adjusted Working Capital as of the Measurement Date , BUYER shall pay to SELLER, in the manner and with interest as provided in Section 2.5, an amount of cash equal to the amount of such deficiency (the “Deficit Amount”).

2.5. Settlement of Definitive Purchase Price.

(a) Within three Business Days after Final Adjusted Working Capital has been finally determined pursuant to Section 2.4(a)-(d): (i) if there is an Excess Amount, SELLER shall pay to BUYER an amount equal to such Excess Amount, together with interest calculated as set forth below, and (ii) if there is a Deficit Amount, BUYER shall pay to SELLER an amount equal to such Deficit Amount, together with interest calculated as set forth below. Any such payment shall be made by wire transfer of immediately available funds to an account designated in writing by BUYER or SELLER, as the case may be, at least one Business Day prior to such transfer. The amount of any payment to be made pursuant to this Section 2.5 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the sum of 2% plus the Prime Rate as published in The Wall Street Journal, in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding. If a portion of the Final Adjusted Working Capital amount is not in dispute, and is not being reviewed by the Independent Expert (the “Non-Disputed Amount”), then an amount equal to the excess of the Non-Disputed Amount over the amount in dispute shall be payable within three Business Days of the calculation thereof (for example, if the Non-Disputed Amount is $10,000, and the amount being disputed is $3,000, then $7,000 shall be payable within such 3 Business Day period, with the remaining non-disputed $3,000 being payable, or offset, when the disputed amount is resolved under Section 2.4.).
(b) Any rights accruing to a party under this Section 2.5 shall be in addition to and independent of the rights to indemnification under Article VIII.

2.6 Purchase Price Allocation
. The Purchase Price shall be allocated among the Purchased Assets (or groups of such assets) for tax purposes on the basis of the relative fair market values of such Purchased Assets (or groups of such assets) as of the Closing Date in accordance with the applicable provisions of Section 1060 of the Code (the “Purchase Price Allocation”). On or before December 31, 2012, BUYER, at its expense, shall obtain third party appraisals of the tangible Purchased Assets and provide SELLER with written notice of the relative fair market values of the Purchased Assets (or groups of Purchased Assets). SELLER shall have the right to consent to such determination of fair market values, which consent shall not be unreasonably withheld, conditioned or delayed. If SELLER does not so consent and BUYER and SELLER are unable to resolve a dispute relating to the Purchase Price Allocation within 15 days after SELLER provides BUYER with written notice of dispute (or such longer period as SELLER and BUYER agree), then the determination of the Purchase Price Allocation shall be resolved by an independent third-party appraiser mutually selected by BUYER and SELLER, the cost of which shall be shared equally by SELLER and BUYER and the determination of which shall be final and binding on the Parties. BUYER and SELLER acknowledge that, as of the date of this Agreement, they anticipate that the Purchase Price Allocation will consist of the following asset categories: inventory, contracts, real property; equipment; general intangibles; and goodwill. Each Party shall (a) be bound by the Purchase Price Allocation and (b) file all Tax Returns (including amended returns and claims for refund) in a manner consistent with the Purchase Price Allocation and otherwise act in accordance with the Purchase Price Allocation in the preparation of all financial statements and in the course of any Tax audit, Tax review or Tax litigation relating to the Purchase Price Allocation.
2.7    Prorations and Adjustments
. All prorations provided to be made “as of the Closing Date” shall be made as of 12:01 a.m. on the Closing Date, and shall be deemed final at Closing. The following items shall, as applicable, be prorated between SELLER and BUYER or credited to SELLER or BUYER:
(a) Taxes and Special Assessments. SELLER shall pay all real estate taxes and installments of assessments, penalties, late charges and interest for the Real Property that were due and payable as of the Closing Date, and that are not yet due and payable but are, or will be assessed on the Real Property for tax years ending prior to or within, the calendar year within which, the Closing Date occurs. Real estate taxes and installments of assessments for tax years within which the Closing occurs shall be prorated between SELLER and BUYER to the Closing Date. If the amount of real estate taxes and assessments for the current year is not known as of Closing, then prorations shall be based on the amount of real estate taxes and assessments for the immediately prior year. (b) Other Items. Such other items as are customarily prorated in transactions of the type contemplated by this Agreement shall be prorated and/or paid in accordance with local custom in the states in which the Facility are located, to the extent not otherwise credited in this Agreement.
(c) Utilities / Service Providers. Prior to the Closing Date, Seller and Buyer shall jointly contact and notify all utilities and other services providers to the Business, including without limitation, all gas, electric, water, waste, phone, internet and other utilities and providers, of the change in ownership of the Business effective as of 12:01 a.m. as of the Closing Date. All charges, fees and other amounts to be paid to said utilities and/or service providers prior to the Closing Date shall be paid by SELLER and all charges, fees and other amounts on and after such Closing Date shall be the sole cost and responsibility of BUYER.

3.	REPRESENTATIONS AND WARRANTIES
1.Representations and Warranties of SELLER
. Each SELLER jointly and severally makes the following representations and warranties, each of which representations and warranties relates to each SELLER individually, and all the SELLERS collectively, to BUYER, which shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate do not constitute and could not reasonably be expected to have a Material Adverse Effect:
(a)Due Organization and Power. SELLER is an entity duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. SELLER has all requisite power, legal right and authority to own, operate and lease its properties and to carry on its business as and where such is currently conducted. SELLER has all requisite power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by SELLER pursuant hereto and to carry out the transactions contemplated hereby and thereby. Great Lakes is an entity duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. Great Lakes has all requisite power, legal right and authority to own, operate and lease its properties and to carry on its business as and where such is currently conducted.
(b)Authority. The execution and delivery by SELLER of this Agreement and the other documents and instruments to be executed and delivered by SELLER pursuant hereto and the consummation by SELLER of the transactions contemplated hereby and thereby have been duly authorized by SELLER. No other or further act or proceeding on the part of SELLER is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by SELLER pursuant hereto or the consummation by SELLER of the transactions contemplated hereby and thereby. All required consents, approvals, resolutions or other authorization of Great Lakes, or any member therein, or any other third party or Governmental Entity required under the organizational documents of Great Lakes or the laws of the state of its organization have been, or by the Closing Date will be, obtained in order to transfer the limited liability company units therein owned by Green Plains Grain Company LLC pursuant to this Agreement, and no further act or omission is required to effectuate such transaction. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by SELLER pursuant hereto will constitute, valid and binding agreements of SELLER, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally and by general equitable principles.
(c)No Violation. Neither the execution and delivery by SELLER of this Agreement or the other documents and instruments to be executed and delivered by SELLER pursuant hereto nor the consummation by SELLER of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to SELLER, (ii) except as set forth in Schedule 3.1(c) and for filings required under and in compliance with the applicable requirements of the HSR Act, will require any authorization, consent or approval by, filing with or notice to any Governmental Entity or (iii) subject to obtaining the consents, or providing the notices, referred to in Schedule 3.1(c), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens (other than Permitted Liens) upon any of the Purchased Assets, any term or provision of the charter, bylaws or similar organizational documents of SELLER, or Great Lakes or of the express terms of any contract to which SELLER or Great Lakes is a party or by which SELLER, Great Lakes or any of their respective assets or properties is bound, except for such violations, conflicts, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have a Material Adverse Effect or prevent delay or otherwise interfere with the ability of SELLER to perform its obligations under this Agreement.
(d)Production Records/ Parts inventories. SELLER provided as part of its diligence production records of the Business indicating put-through, Grain and Nutrient volumes, maintenance (scheduled and performed), inventory specifications, energy consumption, and other relevant Facility operating records for fiscal years 2009, 2010 and 2011, and year to date 2012. Included in Schedule 3.1(d) is a detailed parts and equipment inventory, current as of the Interim Balance Sheet Date. Within 20 days following the Closing Date, an updated parts and equipment inventory shall be provided by SELLER reflecting changes consistent with the requirements of Section 4.2 and current as of the Measurement Date.
(e)Financial Statements. Included as Schedule 3.1(e)(i) are the financial statements of the Business for the fiscal years ended December 31, 2009, 2010 and 2011, and unaudited interim financial statements for the period ended September 30, 2012 (the “Financial Statements”). Such financial statements fairly present, in all material respects, the results of operations of the Business for the period indicated in accordance with generally accepted accounting principles in the United States as applied on a basis consistent with past practices, except that footnote disclosures required under GAAP are omitted for all periods and the interim statement remain subject to normal year-end adjustments (the effect of which will not reflect a Material Adverse Effect to the Business). There are no material liabilities, obligations or commitments, absolute or contingent, matured or unmatured relating to the Business, required by GAAP to be reflected in the financial statements except (a) as reflected or reserved against in the financial statements; (b) current liabilities which have arisen after the most recent balance sheet date in the ordinary course of business consistent with past practices; or (c) as otherwise set forth in Schedule 3.1(e).
(f)Tax Matters. Except for those real property taxes and assessments that are described in Section 2.7 , all Taxes due and owing by SELLER or Great Lakes have been paid or adequately accrued by SELLER or Great Lakes, as applicable. All tax returns have a due date prior to the Closing Date have been, or shall be, filed prior to the Closing Date. Except as set forth in Schedule 3.1(f), as of the date of this Agreement, there is no audit examination, deficiency or proposed adjustment pending or, to the knowledge of SELLER, threatened with respect to any Taxes due and owing by SELLER or Great Lakes. All sales and use taxes due and payable in respect of the Business have been paid or adequately accrued.
(g)Absence of Certain Changes. Except as set forth in Schedule 3.1(g), from December 31, 2011 until the date of this Agreement, there has not been (i) any material adverse change in the financial condition or results of operations of the Business, other than changes arising from Transaction Developments; (ii) any material increase in the compensation payable or to become payable to any Transferred Employee, except those occurring as a result of the application of compensation plans and processes existing as of December 31, 2011; (iii) any sale, lease or other transfer or disposition of any material properties or assets of SELLER or utilized by SELLER primarily in the Business, except for the sale of properties and assets, including inventory items, in the ordinary course of business; (iv) any early termination of any contract that would have constituted a Material Contract but for such early termination, other than in the ordinary course of business; or (v) any material change in the financial or Tax accounting principles or methods of SELLER.
(h)No Litigation. Except as set forth in Schedule 3.1(h), as of the date of this Agreement, (i) there is no litigation, arbitration or similar proceeding pending or, to the knowledge of SELLER, threatened against SELLER, Great Lakes or relating to the Purchased Assets, the Assumed Liabilities or the Business, and (ii) there is no outstanding Order against SELLER, Great Lakes or the Purchased Assets, the Assumed Liabilities or the Business except for items under (i) or (ii) that would not, individually or in the aggregate, have a Material Adverse Effect.
(i)Compliance With Laws and Orders. Except as set forth in Schedule 3.1(i), SELLER has conducted the Business, and maintained its assets, in compliance with all applicable Laws or Orders, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect.
(j)Licenses and Permits. SELLER has all licenses, permits, approvals, authorizations and consents of all Governmental Entities required, in the case of SELLER, for the conduct of the Business as currently conducted by SELLER and for the operation of the Facility as currently operated by SELLER, except for failures to have such licenses, permits, approvals, authorizations or consents that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.1(j), SELLER is in compliance with all such licenses, permits, approvals, authorizations and consents (as applicable), except for such instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.
(k)Environmental Matters. Except as set forth in Schedule 3.1(k), or as disclosed in the Phase I and Phase II reports set forth in Schedule 3.1(k):
(i)SELLER and Great Lakes are in compliance in all material respects with (A) all Environmental Laws applicable to the operations at the Facilities and (B) all permits, licenses, registrations and other authorizations required to be obtained by SELLER or Great Lakes under applicable Environmental Laws to operate the Facilities as currently operated;
(ii)No Hazardous Substances have been produced, sold, used, stored, transported, handled, released, discharged or disposed of at or from any Facility currently owned or leased by SELLER or Great Lakes in a manner that violated any applicable Environmental Law.;
(iii)No Facility is listed in CERCLIS, the federal National Priorities List or any similar state or federal lists of suspected contaminated property;
(iv) No Hazardous Substances have been produced, sold, used, stored, transported, handled, released, discharged or disposed of by SELLER or Great Lakes at or from any Facility in a manner that violated any applicable Environmental Law. SELLER and Great Lakes are not subject to any order, decree or judicial determination requiring investigation or clean-up of any Hazardous Substance under any Environmental Law at any Facility;
(v)There are no underground storage tanks located at any Facility, nor has the Facility previously contained any underground storage tanks;
(vi)Neither SELLER nor Great Lakes has received written notice from any Governmental Entity or other third party that the Facility is in violation or allegedly in violation of, does not comply with or allegedly does not comply with, or is the basis for liability or alleged liability under, any applicable Environmental Law; and
(vii)None of the material located at the Facility contain any asbestos.
(l)Title to Assets; Liens. (i) SELLER has good, valid and legal title or leasehold title (as applicable) in and to all of the personal property comprising the Purchased Assets, free and clear of all Liens other than Permitted Liens. Great Lakes has good, valid and legal title or leasehold title (as applicable) in and to all of the personal property appearing on its balance sheet, free and clear of all Liens other than Permitted Liens.

(i)SELLER has good, valid and legal title in and to each parcel of real property constituting the Facilities, free and clear of all Liens other than Permitted Liens. Great Lakes has good, valid and legal title in and to each parcel of real property constituting the Facilities owned by it, free and clear of all Liens other than Permitted Liens.
(m) Real Property. Schedule 3.1(m) lists all Real Property used by the conduct of the Business, or held for potential expansion of the Business. Such Real Property is suitable for the operations of the Business as currently conducted. SELLER has not received written notice that any public improvements have been commenced or are planned that may result in special assessments against or otherwise materially adversely affect any Facility. Except as set forth in Schedule 3.1(m), SELLER has not received written notice of any (i) planned or proposed increase in assessed valuation of any Facility or (ii) Order requiring repair to, alteration of or correction of any existing condition affecting any Facility or the improvements located thereon. Except as set forth in Schedule 3.1(m), neither the whole nor any portion of any Facility is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefore, and to the knowledge of SELLER, no such condemnation, expropriation or taking has been proposed. Except as set forth in Schedule 3.1(m), to the knowledge of SELLER, (A) no building on any portion of any Facility is in violation of any zoning law or building code and (B) no required certificate of occupancy for any building on any portion of any Facility has been denied, revoked or terminated. To the knowledge of SELLER, the zoning applicable to any Facility permits, without condition or variance, the conduct of the Business as presently conducted. All water, sewer, gas, electric, telephone, drainage facilities and all other utilities required by Law, or necessary or appropriate for the conduct of the Business are connected to the Facilities and provided pursuant to valid permits to municipal or public utility services or drainage facilities, are fully operable, and adequate service to the Facilities and the Business as presently and forseeably conducted and to the knowledge of SELLER, no fact or situation exists which may result in the termination of any utility service. All of the buildings and improvements on the Real Property are in good condition and working order except as set forth in Schedule 3.1(m). The Real Property consists of no less than 182.074 acres and, to Seller's knowledge and except as disclosed in the surveys of the Real Property provided by SELLER to BUYER or completed by BUYER, no buildings, railroad tracks, driveways or improvements on any Real Property encroach onto adjacent property or easements, and no buildings, driveways or improvements owned by other parties encroach onto the Real Property. No materials or labor have been provided to the Real Property that could give rise to a lien under the law. There are no leases for any part of the Real Property not set forth on Schedule 3.1(n).
(n)Material Contracts. Schedule 3.1(n) sets forth a list, as of the date of this Agreement, of each of the following types of contracts to which SELLER or Great Lakes is a party and each of the following types of contracts that relate primarily to the Business to which SELLER is a party, other than those contracts which constitute Assumed Contracts which are listed in Schedule 1.1(f) (each, a “Material Contract”):
(i)Any real or personal property lease (whether SELLER or Great Lakes is a lessor or lessee);)
(ii)Any collective bargaining or similar contract with any labor union or other employee representative of a group of employees;
(iii)Any employment contract with any Transferred Employee involving future liability for payment of wages or salaries (other than at-will arrangements);
(iv)Any joint venture or partnership contract;
(v)Any contract containing non-competition covenants that materially restrict the future business activity of SELLER or Great Lakes; and
(vi)Any contract evidencing indebtedness for borrowed money;
(vii)Any contract, note, instrument or other agreement evidencing indebtedness for borrowed money, or a commitment to provide credit, either as debtor or creditor in excess of $60,000;
(viii)Any contract, instrument, security or other document evidencing an equity interest in another entity, or any right or option to acquire equity;

(ix)Any product supply, product purchase, or service contracts in excess of $60,000;
(x)Any right, option, warrant, convertible security or instrument which entitles any person to acquire any equity interest in the Company; and
(xi)Any other contract or agreement providing for the purchase or sale of goods, services, options or other rights involving payment or valuation in excess of $60,000
Except as set forth in Schedule 3.1(n), to the knowledge of SELLER, each Assumed Contract and each Material Contract is in full force and effect and is valid and enforceable by SELLER in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally and by general equitable principles. Except as set forth in Schedules 1.1(f) and 3.1(n), respectively,, to the knowledge of SELLER, SELLER is in compliance in all material respects with all material terms and requirements of each Assumed Contract and Material Contract.
(o)Employee Benefit Plans. Schedule 3.1(o) lists each material employee benefit, severance, termination or other compensation plan, program, arrangement or understanding maintained or contributed to by SELLER for the benefit of any Transferred Employee as of the date of this Agreement (collectively, the “Benefit Plans”). None of the Benefit Plans that cover Transferred Employees is a “multiemployer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended. Great Lakes has no employees.
(p)Labor Matters. As of the date of this Agreement, to the knowledge of SELLER, there are no pending grievances, labor arbitrations or other labor disputes relating to any employee. As of the date of this Agreement, SELLER has not suffered any strike or work stoppage by any group of employees of SELLER affecting the Business during the five years preceding the date of this Agreement. No employee is subject to any collective bargaining agreement nor, to the knowledge of SELLER, are there any collective bargaining organization efforts currently underway with respect to any other employees not currently subject to the Labor Agreement. SELLER's current workforce of employees assigned exclusively or primarily to the Business, including names, positions, and salary, is set forth in Schedule 3.1(p).
(q)Sufficiency of Assets. Except for the Excluded Assets, the Purchased Assets include all of the material assets necessary to permit BUYER to carry on the Business as conducted by SELLER during the twelve-month period preceding the date of this Agreement. To the knowledge of SELLER, as of the date of this Agreement, no claim of infringement has been alleged regarding any of the Transferred Intellectual Property.
(r)Affiliate Transactions. All obligations in existence as of the date of this Agreement, if any, of any Affiliate of SELLER to SELLER or Great Lakes, and all obligations, if any, of SELLER to an Affiliate of SELLER, in each case relating in any respect to the Business are set forth in Schedule 3.1(r).
(s)Fees. Except for the fees payable to XMS Capital Partners, neither SELLER nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof. The fees and expenses of XMS Capital Partners in respect of the transactions provided for herein are payable solely by SELLER, and are not secured by any lien, claim or encumbrance upon any of the Purchased Assets or Assumed Contracts.
(t)Receivables. The Receivables: (i) are listed by account obligor, contract, outstanding balance, and aging in Schedule 3.1(t); (ii) not in default and reflect legal, valid and enforceable obligations of the account obligors in the full amount thereof; and (iii) have been created pursuant to contractual obligations between SELLER and each account obligor entered into in the ordinary course of business.
(u)Disclosure. The Schedules to this Agreement do not omit a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(v)Equipment.     Except as set forth in Schedule 3.1(v), each item of equipment comprising the Purchased Assets have been maintained in good working order, is operable and able to function in accordance with the production records disclosed to BUYER in Section 3.1(d).
(w) Product Warranties. There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured or sold by SELLER in connection with the Business, beyond that set forth in the standard conditions of sale, copies of which are included in Schedule 3.1(w). Each product sold by SELLER in connection with the Business has been in conformity with all applicable contractual commitments and warranties.
(x)Suppliers and Customers. Schedule 3.1(x) sets forth with respect to the Business:

(a)	each supplier (including Grain and Nutrient suppliers) from whom the Business has purchased in excess of $60,000 in any of the past 3 fiscal years;

(b)
each supplier who constitutes the sole source of supply for any particular raw material, supply or inventory item to the Business from whom the Business has purchased in excess of $60,000 in any of the past 3 fiscal years; and

(c)	each customer of Grain, Nutrients or agronomy services during the past 3 fiscal years to whom the Business has sold in excess of $60,000 in any of the past 3 fiscal years.
To SELLER's knowledge, no customer or supplier listed above has terminated, threatened, or given notice to terminate, its relationship with the Business.
(y)Solvency. SELLER is solvent, and will not be rendered insolvent by the transactions contemplated in this Agreement. Immediately after giving effect to the transactions contemplated herein, SELLER will be able to pay its obligations as they become due, will not have unreasonably small capital, will have assets that exceed its liabilities, and, to SELLER's knowledge, will be able to satisfy all potential judgments against it arising from any pending or threatened litigation.
(z)Insurance. (i) Set forth in Schedule 3.1(z) is: (I) an accurate and complete list of each insurance policy and fidelity bond, and provisions for self-insurance, which covers the Business, its assets, Great Lakes and the SELLER (the “Policies”); and (II) a list of all pending claims and the claims history for the SELLER and Great Lakes for the current year and the 2009, 2010 and 2011 fiscal years. There are no pending claims under any such policies with respect to the Business as to which coverage has been denied, negotiated or disputed by the insurer, or in respect of which the insurer has reserved its rights.
        (ii) To SELLER's knowledge, the Policies have been issued by insurers who are financially sound, are in full force and effect, and are enforceable in accordance with their terms. All premiums due any of the Policies have been paid in full, or, if not yet due, accrued. SELLER has not received any notice of cancellation of any Policy, or of any material changes required in the conduct of the Business as a condition of the continuation of coverage under, or for any renewal for, any Policy. There are no existing defaults, or events which with the passage of time, or the giving of notice, or both, would constitute a default under any Policy which would entitle the insurer to cancel the Policy or reduce the coverage otherwise provided thereunder.
(aa). Transferred Intellectual Property. The Transferred Intellectual Property constitute all the intellectual property used by SELLER or Great Lakes in the conduct of the Business. All copyrights, servicemarks, trademarks, tradenames, computer programs, software and related licensing agreements which are included in Transferred Intellectual Property are listed in Schedule 3.1(aa). To SELLER's knowledge, SELLER has full right, title and interest (whether by ownership or valid license) to use each item of Transferred Intellectual Property, and SELLER's use thereof does not infringe upon the intellectual property or ownership rights of any other party, nor violate the terms of any contract, agreement, order or judgment.

2.Representations and Warranties of BUYER
. BUYER makes the following representations and warranties to SELLER:

(a)Due Organization and Power. BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. BUYER has all requisite power, legal right and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by BUYER pursuant hereto and to carry out the transactions contemplated hereby and thereby.
(b)Authority. The execution and delivery by BUYER of this Agreement and the other documents and instruments to be executed and delivered by BUYER pursuant hereto and the consummation by BUYER of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of BUYER. No other act or proceeding on the part of BUYER or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by BUYER pursuant hereto or the consummation by BUYER of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by BUYER pursuant hereto will constitute, valid and binding agreements of BUYER, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally and by general equitable principles.
(c)No Violation. Neither the execution and delivery by BUYER of this Agreement or the other documents and instruments to be executed and delivered by BUYER pursuant hereto nor the consummation by BUYER of the transactions contemplated hereby and thereby (i) will violate any Law or Order applicable to BUYER, (ii) except as set forth in Schedule 3.2© and for filings required under and in compliance with the applicable requirements of the HSR Act, will require any authorization, consent or approval by, filing with or notice to any Governmental Entity or (iii) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of BUYER or of the express terms of any contract to which BUYER is a party or by which BUYER or any of its assets or properties is bound, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate, prevent, delay or otherwise interfere with the ability of BUYER to perform its obligations under this Agreement.
(d)Litigation. As of the date of this Agreement, there is no litigation, arbitration or similar proceeding pending or, to the knowledge of BUYER, threatened (in a reasonably serious manner and in writing) against BUYER, and there is no outstanding Order against or affecting BUYER, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.
(e)Financing. BUYER has immediately available funds for purposes of paying the entire Purchase Price to SELLER in accordance with this Agreement. BUYER has obtained all approvals, consents, authorizations, guarantees, pledges, certificates and other documents, and has completed all action, necessary to enable BUYER to consummate the transactions contemplated by this Agreement, including the payment of the entire Purchase Price to SELLER in accordance with this Agreement.
(f)Fees. Except for the fees payable to Stephens, Inc., neither BUYER nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof. The fees and expenses of Stephens, Inc. in respect of the transactions provided for herein are payable solely by BUYER, and are not secured by any lien, claim or encumbrance upon any of the Purchased Assets or Assumed Contracts.
(g)Independent Investigation.    BUYER has conducted its own independent investigation, review and analysis of the business, results of operations , prospects, condition (financial or otherwise) or assets of the Business, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records and other documents and data of SELLER and the Business for such purpose. BUYER acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, BUYER has relied solely upon its own investigation and the express representations and warranties of SELLER set forth in Section 3.1 of this Agreement (including the related portions of the Schedules and Exhibits) and (b) neither SELLER nor any other person has made any representation or warranty as to SELLER, the Business or this Agreement, except as expressly set forth in Section 3.1 of this Agreement (including the related portions of the Schedules and Exhibits).

3.No Other Representations or Warranties
. BUYER acknowledges that the detailed representations and warranties contained in this Agreement have been negotiated at arm's length among sophisticated business entities. BUYER further acknowledges SELLER has made no representation or warranty with respect to any information, document or material made available or provided to BUYER in certain “data rooms,” management presentations, information memoranda or any other form in expectation of the transactions contemplated by this Agreement other than as specifically provided in Section 3.1 or in any other certification or agreement executed and delivered pursuant to the transactions contemplated herein. Without limitation, except with respect to the representations and warranties set forth in Section 3.1, or any certifications or other agreements executed and delivered by SELLER pursuant to the transactions contemplated herein, BUYER is acquiring the Purchased Assets, AS IS, WHERE IS. SELLER DISCLAIMS ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING THERETO, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.	COVENANTS PRIOR TO CLOSING
1.Pre-Closing Access to Information
. During the period commencing on the date of this Agreement and ending on the Closing Date and subject to applicable Law, SELLER shall furnish to BUYER and its representatives, at reasonable times and upon reasonable notice, such access to the books, records and other information of SELLER to the extent related to the Business, as BUYER reasonably requests. BUYER shall treat all information obtained from SELLER or otherwise as “Confidential Information” under the Confidentiality Agreement, dated July 30, 2012, between SELLER and BUYER (the “Confidentiality Agreement”), and BUYER shall continue to honor, and cause its representatives to honor, its obligations under the Confidentiality Agreement.
2.Conduct of Business Pending the Closing
. From the date of this Agreement until the Closing Date, except as required or contemplated by this Agreement or otherwise consented to by BUYER in writing (which consent shall not be unreasonably withheld, conditioned or delayed), SELLER shall cause each of the following to occur:
(a)SELLER shall operate the Business only in the ordinary manner on a basis consistent with past practice, subject to the other restrictions provided in this Section 4.2;
(b)SELLER shall not sell, lease or otherwise transfer any material properties or assets that would have constituted Purchased Assets but for such transfer, except for the sale of properties and assets, including Inventory items, in the ordinary course of business;
(c)SELLER shall not grant any material increase in the compensation payable to any Transferred Employee, except for those occurring in the ordinary course of business or as a result of the application of compensation plans existing as of December 31, 2011;
(d)SELLER shall not materially amend or terminate, or adopt any new, material employee benefit, severance, termination or other compensation plan, program, arrangement or understanding for the benefit of any Transferred Employee, nor amend, replace, extend or renew any collective bargaining agreement affecting any Transferred Employee;
(e)SELLER shall not enter into any employment contract with any Transferred Employee;
(f)SELLER shall not amend, replace, extend or renew in any material respect or terminate prior to the expiration of its term any Material Contract, other than in the ordinary course of business ;
(g)SELLER shall not make any material change in its financial or tax accounting methods, except as required by generally accepted accounting principles; and

(h)SELLER shall not enter into any contract for the future purchase of Grain or any other raw material, or the future sale of any Inventory, other than in the ordinary course of its business, provided, further that SELLER shall not enter into any contract for the future sale of agronomy products to be delivered following the Closing Date in excess of 100 tons, nor enter into any contract for the future purchase of agronomy products to be delivered after the Closing Date in any amount, in each case without the prior consent of BUYER, which consent will not be unreasonably withheld., .

3.Further Actions
. Prior to the Closing, SELLER and BUYER shall use their respective best efforts to complete, and to cooperate fully with each other with respect to, all things necessary or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all best efforts to obtain prior to the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with SELLER that are necessary for the consummation of the transactions contemplated by this Agreement. However, such assistance shall not include any requirement of SELLER, SELLER or their respective Affiliates to expend any money, incur any liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any person or entity.
4.Notice
. Prior to the Closing, BUYER shall provide SELLER with prompt written notice if BUYER obtains specific knowledge that any representation or warranty of SELLER in this Agreement is not true and correct in all material respects or if BUYER obtains specific knowledge of any material errors in, or omissions from, the Schedules to this Agreement or of any other condition or circumstance that would excuse BUYER from the timely performance of its obligations, or give rise to a claim, under this Agreement.

5.	ADDITIONAL COVENANTS
1.Cooperation
. For a period of four years after the Closing Date, each Party shall provide, and shall cause its appropriate personnel to provide, when reasonably requested to do so by the other Party, access to all tax, financial and accounting records relating to SELLER , the Purchased Assets or Assumed Liabilities and the right to make copies or extracts therefrom at its expense. Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (a) the filing of Tax Returns relating to SELLER , the Business, Purchased Assets or Assumed Liabilities and (b) any action, suit, arbitration, proceeding or investigation brought by or against any third party in connection with (i) any transaction contemplated by this Agreement or (ii) any material fact or condition relating to SELLER or the Business prior to the Closing Date.
2.Insurance.
SELLER shall cause each Policy relating the Business or covering any Purchases Asset or Assumed Contract to be amended prior to Closing to name the BUYER as an additional named insured. Effective upon Closing, SELLER hereby appoints BUYER as it true and lawful attorney-in-fact, with power of substitution, in the name of SELLER, but on behalf of BUYER, to pursue and enforce any and all rights of SELLER under the Policies with respect to any occurrence, claim or Loss with respect to the Business or any Purchased Asset or Assumed Liability or Contract to the extent attributable to events that occurred prior to Closing. SELLER agrees that such appointment is coupled with an interest and is irrevocable. .
3.Restrictive Covenants
.
(a) Non-Competition. For a period of three years after the Closing Date, neither SELLER nor Green Plains Renewable Energy, Inc. (“GPRE”) shall directly or indirectly through themselves or one or more affiliated entities, and their respective successors or assigns:

(i)engage in, continue in or carry on any business that competes in any aspect of the Business, as conducted by SELLER as of the Closing Date, including owning or controlling any financial interest in any Competitor;
(ii)advise or assist, whether or not for consideration, any Competitor with respect to any aspect of the Business, as conducted by SELLER as of the Closing Date, including loaning money or rendering any similar form of financial assistance to any Competitor; provided however that purchases of grain from or the entering into grain procurement arrangements with Competitors for the production of ethanol at GPRE's majority owned or managed ethanol production facilities shall not be a violation of this provision;
(iii)solicit, induce or otherwise offer employment to any Transferred Employee who accepts employment with BUYER as of the Closing Date unless such Transferred Employee has been separated from his or her employment with BUYER and each of its Affiliates for a period of six consecutive months;
provided, however, that the foregoing shall not prohibit (A) (i) GPRE's ownership and operation of grain storage and handling facilities specifically dedicated to its majority owned and/or managed ethanol production facilities with all grain acquired, stored or handled by such facilities intended to be used only for the production of ethanol by such facilities, (ii) the occasional resale of grain from such grain storage and handling facilities, or from “to arrive” contract bookings, when market conditions or other unexpected events eliminate the need for such grain, provided, however, that SELLER may, in its sole discretion, first seek to obtain a bid from BUYER for SELLER's excess grain, which bid SELLER may accept or reject; notwithstanding the foregoing, in no event shall Seller not contacting BUYER be a violation of this provision; (iii) GPRE or its affiliates' trading in US agricultural markets, including hedging or other financial transactions, which may or may not require the taking of physical delivery of commodities at its ethanol facilities; or (iv) GPRE or its affiliates' sales of distillers grains, blended gasoline or corn oil; (B) the ownership of not more than 5% of the securities of any corporation or other entity in the Business that is listed on a national securities exchange or traded in the national over-the-counter market, (C) SELLER's administration of Excluded Assets and Excluded Liabilities, including SELLER's efforts to collect accounts receivable, and to pay accounts payable, arising from the conduct of the Business prior to the Closing Date or (D) the exercise of rights, or performance of obligations, under any contract between SELLER or any of its Affiliates on the one hand and BUYER or any of its Affiliates on the other hand. Notwithstanding the foregoing, should GPRE be acquired or become majority owned by any entity or party currently in the Business, this covenant shall not apply to such acquirer's existing business. The geographic scope of this covenant not to compete shall extend for a radius of seventy-five (75) miles from any Facility acquired pursuant to this Agreement, plus, regardless of actual mileage radius distance, the Memphis, Tennessee standard metropolitan statistical area. SELLER acknowledges that the provisions of this Section 5.3(a) are reasonable in scope and duration and reasonably determined to protect the legitimate interests of BUYER, and constitute a material inducement to BUYER to enter into the transactions contemplated in this Agreement. SELLER acknowledges that any violation of this Section 5.3 shall result in irreparable injury to BUYER, and agrees that BUYER shall be entitled to preliminary and permanent injunctive relief without the necessity of proving actual damages, as well as an equitable accounting of all profits, earnings and benefits arising from such violation. Without limiting the generality of the foregoing, the term of the non-competition provisions of this Section 5.3 shall be automatically extended by the duration of any period of violation. For avoidance of doubt, BUYER and SELLER acknowledge and agree that SELLER may continue to own and operate its grain handling and storage facilities in Essex, Iowa, St, Edward, Nebraska and Hopkins, Missouri in the ordinary course free of any restriction which may otherwise be applicable pursuant to this Section 5.3.
(a)Confidentiality. In addition to all obligations under the Confidentiality Agreement, from and after the Closing Date, SELLER shall not, directly or indirectly, use any Proprietary Information for any purpose, or disclose any Proprietary Information to any person or entity other than BUYER or its Affiliates, except as necessary to comply with the terms of any agreement between SELLER or any of its Affiliates on the one hand and BUYER or any of its Affiliates on the other hand, with a request by BUYER or any of its Affiliates or with any applicable Law or Order.
5.4 Corporate Name
. BUYER is not acquiring SELLER's name, copyrights, tradenames, logos and servicemarks, including the “Green Plains” name. BUYER shall, within 6 months of the Closing Date, remove, obliterate or permanently cover any and all signage, and other public references to SELLER's name, tradenames, logos, and servicemarks, but may reference the name to the extent needed to collect any receivables acquired hereunder, and in connection with performance or enforcement under any Assumed Contract, Purchased Asset or Assumed Liability, although it shall, in every circumstance, make explicit that SELLER and BUYER are different entities.
5.5 Receivables. (a) As provided in Section 1.2, BUYER is not acquiring SELLER's Receivables pursuant to this Agreement. BUYER and SELLER acknowledge that after the Closing, BUYER and SELLER may have common customers who owe receivables to each of them. BUYER and SELLER shall each advise their common account obligor customers that their respective receivables are separate, and payments thereof should not be combined, nor should disputes by any customer with BUYER or SELLER be the basis of an attempted offset or deduction against a receivable owed to the other party. Payments made by a common customer to BUYER or SELLER shall be assumed to be made solely for the account owed to that party. Payments received in error by one party, as determined by the named payee on any check or payment directions specifying the party to be paid, shall be promptly delivered by BUYER or SELLER to the correct party, as applicable.
(b) BUYER shall, upon SELLER's request, attempt to collect SELLER's Receivables on behalf of SELLER. SELLER acknowledges that BUYER is making no representation, warranty, guaranty or assurance of any kind as to the collectability or timeliness of any Receivable payment, nor shall BUYER be responsible to contest any assertion of setoff, counterclaim, or any other defense by any account obligor of any Receivable. BUYER's obligation hereunder shall be to use its best efforts to submit invoices in the amounts claimed by SELLER, and to make follow-up contact with each account obligor to discuss payment, and to keep an accurate record of collections, and make timely repayment of collections to SELLER. BUYER shall be under no obligation to engage in any legal collection activity. Any funds collected by BUYER shall be provided to SELLER not less frequently than monthly, with a statement of the outstanding payment balances owed by the account obligors. BUYER shall be under no obligation to pay SELLER interest on any Receivables for the period held by BUYER. SELLER hereby represents and warrants to BUYER that each Receivable requested to be collected by BUYER is legal, valid and properly due and owing in the amount stated by SELLER, and to SELLER's knowledge, not subject to counterclaim, right of set-off or other defenses. If SELLER requests that BUYER collect a Receivable from a common account obligor of SELLER and BUYER, and such account obligor makes a single payment to BUYER in an amount insufficient to pay all then outstanding amounts owed to BUYER and SELLER, then BUYER and SELLER shall share such payment pro rata in accordance with the respective balances then due and owing to each of them by such common account obligor. In such event, BUYER shall provide its calculations of such allocation to SELLER with its payment to SELLER, which shall be binding upon the parties absent manifest error. SELLER shall promptly, within 2 days, advise BUYER of any payments SELLER may receive in respect of any Receivable which SELLER has requested BUYER to collect. BUYER DISCLAIMS ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING TO ANY COLLECTION SERVICES IT MAY PROVIDE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, buyer SHALL NOT BEAR ANY LIABILITY FOR buyer'S PERFORMANCE OF THE TRANSITION SERVICES, EXCEPT TO THE EXTENT THAT IT RESULTS FROM WILLFUL MISCONDUCT or gross negligence ON buyer'S PART.

5.6 Third Party Communications
. SELLER authorizes and empowers BUYER after the Closing to receive and open all mail received by BUYER relating to the Purchased Assets or the Assumed Liabilities. SELLER shall promptly deliver to BUYER any mail or other communication received by SELLER after the Closing relating to the Purchased Assets or the Assumed Liabilities and any cash, checks or other instruments of payment in respect thereof. BUYER shall promptly deliver to SELLER any mail or other communication received by BUYER after the Closing relating to the Excluded Assets and Excluded Liabilities, and any cash, checks or other instruments of payment in respect thereof.
4.

5.7 Transition Services
. BUYER may request that SELLER perform certain services for the Business for a period not to exceed 60 days (180 days in connection with certain networking and access functions for the Business' software systems) following the Closing Date reflecting essential corporate services not included among the Purchased Assets for an aggregate compensation equal to SELLER's reasonable out of pocket expenses (including the salaries of SELLER's personnel) (“Transition Services”). SELLER agrees to provide such services unless SELLER concludes in good faith that it cannot provide such services without demonstrable undue hardship to SELLER. Transition Services will also include SELLER's retention of employees who are to be hired by BUYER and the leasing of such employees' services to BUYER for a temporary period to enable an orderly transition of benefits and other employment services. BUYER shall receive the Transition Services only for the benefit of the Business as transferred to BUYER pursuant to this Agreement. SELLER warrants that the Transition Services will be performed in substantially the same manner and contain substantially the same elements as when the Transition Services were provided to the Business as owned by SELLER prior to the Closing Date. If the Transition Services do not conform to the foregoing warranty, then BUYER's sole and exclusive remedy shall be the right to require SELLER to perform the Transition Services again, properly and at no additional expense to BUYER. Except as set forth in this Section 5.7, there are no warranties with respect to the Transition Services. SELLER DISCLAIMS ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING TO THE TRANSITION SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER SHALL NOT BEAR ANY LIABILITY FOR SELLER'S PERFORMANCE OF THE TRANSITION SERVICES, EXCEPT TO THE EXTENT THAT IT RESULTS FROM WILLFUL MISCONDUCT or gross negligence ON SELLER'S PART.
5.8 Employee Matters
. Effective as of the Closing Date, SELLER shall no longer employ its employees at the Business (other than temporary retaining and leasing of employees to BUYER as Transition Services described in Section 5.7), and acknowledges that BUYER may elect to make offers of employment to some or all of those or other individuals, upon such terms and conditions of employment, and subject to satisfactory completion of BUYER's normal interview and employee qualification procedures, as BUYER shall determine. Nothing herein shall be construed to create any third party beneficiary interest, nor suggest that BUYER has, or has not, determined to assume any collective bargaining agreement.
5.9 Post-Closing Inventory Deliveries. Pursuant to certain of the Assumed Contracts,BUYER shall undertake SELLER's Inventory delivery obligations to third party customers following the Closing Date. SELLER and BUYER shall cooperate in good faith to assure timely and complete performance of such delivery obligations.

5.10 Nonassignable Contracts and Rights
(a). Notwithstanding anything to the contrary in this Agreement, no contracts, properties, rights or other assets of SELLER shall be deemed sold, transferred or assigned to BUYER pursuant to this Agreement if the attempted sale, transfer or assignment to BUYER without the consent or approval of another party or Governmental Entity would be ineffective or would constitute a breach of contract or a violation of any Law or would in any other way materially adversely affect the rights of SELLER (or BUYER as transferee or assignee) and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (a) the beneficial interest in or to such contracts, properties, rights or other assets, to the extent the same would otherwise constitute Purchased Assets (collectively, the “Beneficial Rights”), shall in any event pass as of the Closing Date to BUYER under this Agreement, and (b) pending such consent or approval, BUYER shall assume and discharge the liabilities of SELLER under such Beneficial Rights, to the extent such obligations would otherwise constitute Assumed Liabilities, as agent for SELLER, and SELLER shall act as BUYER's agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. BUYER and SELLER shall use their respective best efforts (and bear their respective costs of such efforts) to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale or transfer of the contracts, properties, rights or other assets underlying the Beneficial Rights. BUYER and SELLER shall make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide BUYER with the Beneficial Rights and to provide for BUYER's discharge of any liability arising under the contracts, properties, rights or other assets underlying the Beneficial Rights to the extent such liability would otherwise constitute an Assumed Liability.
5.11    Further Assurances
. From time to time after the Closing Date, upon request of either Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby.
5.12. Superior Proposal. From and after the date of this Agreement, SELLER shall not, and shall not authorize or permit any of its parent company or affiliate or any of their respective directors, officers, employees or representatives, directly or indirectly through another Person, to (i) solicit, initiate or encourage, or take any other action designed to, or to facilitate any inquiries with respect to or the making of any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal. Without limiting the foregoing, it is agreed that any material violation of the covenants set forth in the preceding sentence by any director, officer, employee, parent company, affiliate, or representative of SELLER shall be a breach of this Section, and a breach for purposes of Section 10.1(d), by SELLER. SELLER shall, and shall cause its subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all Proprietary Information previously furnished. Notwithstanding the foregoing, at any time prior to Closing, if the board of directors of GPRE determines in good faith (after consultation with its' outside counsel and financial advisors), in response to an unsolicited bona fide written Acquisition Proposal, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then, subject in each case to comply with this Section, GPRE may (i) furnish information with respect to GPRE and its subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement, and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that notice of such determination, and copies of or identical access to, all information provided to such Person, is promptly (and in any event within 48 hours of such determination) given to BUYER. BUYER shall have a right of first refusal to match any Superior Proposal within 15 days of receipt of written notice thereof from SELLER by issuing its written intention to do so, subject to the same terms and conditions provided in the Acquisition Proposal. If BUYER shall elect not to accept such Superior Proposal, but material changes are thereafter made to the Acquisition Proposal, such changes shall be communicated in writing to BUYER, who shall have a right of first refusal to accept such revised terms within 15 days of receipt of such notice.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made by a third party (other than one made in response to any solicitation by the GPRE or its officers, employees, directors, or representatives in violation of this Section) which the GPRE board determines in good faith, after consulting with its outside legal counsel and financial advisor, and taking into account such facts as the GPRE board considers to be appropriate (including conditions to and expected timing and risks of consummation of such Acquisition Proposal and any break-up fees or expense reimbursement provisions), would, if consummated, result in a transaction more favorable to the holders of GPRE common stock.

“Acquisition Proposal” means any inquiry, offer or proposal relating to an Acquisition Transaction.
“Acquisition Transaction” shall mean any of (i) a transaction pursuant to which any Person or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder) of Persons (other than GPRE and its Affiliates), directly or indirectly, acquires more than twenty-five percent (25%) of the outstanding shares of GPRE Common Stock or outstanding voting power of the GPRE (including through the issuance of any new series or new class of stock that would be entitled to a class or series vote with respect to an acquisition), (ii) a transaction pursuant to which any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than GPRE and its Affiliates), directly or indirectly, acquires control of assets (including for this purpose the outstanding equity securities of the GPRE's subsidiaries) that constitute or account for over twenty-five percent (25%) of the consolidated net revenues, net income or fair market value of all of the assets of GPRE and its wholly owned subsidiaries, taken as a whole, and which constitute not less than a majority of the Purchased Assets, or (iii) any other merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving any of the SELLER, as a result of which GPRE does not, in the aggregate, own at least seventy-five percent (75%) of each of the outstanding units or common shares, as the case may be, or the voting power of the SELLER or the surviving or resulting entity in such transaction immediately after the consummation thereof, in each case whether conducted in one transaction or a series of related transactions.
Neither the board of directors of GPRE nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to BUYER), or publicly propose to withdraw (or qualify or modify in a manner adverse to BUYER), the approval, adoption or recommendation by the board of directors or any committee thereof of this Agreement, or the transactions contemplated by this Agreement or (B) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “GPRE Adverse Recommendation”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow GPRE or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar arrangement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in this Section) (a “GPRE Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to Closing and subject to this Section 5.12, the board of directors of GPRE, in response to an Acquisition Proposal that the board of directors of GPRE determines in good faith (after consultation with its outside counsel and financial advisors) constitutes a Superior Proposal that was unsolicited, made after the date of this Agreement, and did not otherwise result from a breach of this Section 5.12(a), may make a GPRE Adverse Recommendation; provided, however, that GPRE shall not be entitled to exercise its right to make a GPRE Adverse Recommendation pursuant hereto if it is in breach of its obligations under this Section 5.12.
Nothing contained in this Section shall prohibit GPRE from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the shareholders of GPRE that is required by applicable law; provided, however, that in no event shall GPRE or its board of directors or any committee thereof take, or agree or resolve to take, any action prohibited by this Section (it being understood that any accurate disclosure of factual information to the shareholders of GPRE that is required to be made to such shareholders under applicable federal securities laws shall not be considered a modification prohibited by clause (i)(A) of this Section).
5.13 Fees and Expenses: In the event that:

(i)	this Agreement is terminated pursuant to pursuant to Section 10.1(e) or Section 10.1(f); or

(ii)
a GPRE Acquisition Agreement shall have been entered into by SELLER or GPRE or its shareholders with any party other than BUYER, or the transactions contemplated by any Acquisition Proposal shall have been consummated or otherwise been agreed to be consummated with any party other than BUYER.

then GPRE shall pay Buyer a fee equal to$5,750,000 (the “Green Plains Termination Fee”) by wire transfer of same-day funds on (x)  in the case of a payment required by clause (i) above, the second Business Day after the date of termination of this Agreement, and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii), and such fee shall be the sole and exclusive amount due and payable from GPRE and SELLER, to Buyer, regardless of any other provision in this Agreement. The Parties acknowledge that the amount of the Green Plains Termination Fee represents their negotiated agreement as to the amount thereof, in lieu of any actual or other damage claim, in law or in equity, to be asserted hereunder. The Parties also agree that such fee is intended to represent estimated actual damages and are not intended as a penalty.
5.14. Environmental Matters. (a) BUYER and SELLER have agreed to the performance of Phase I environmental assessments pursuant to ASTM E 1527-05 standards, to be performed by a third party environmental consultant jointly approved by them for the Facilities (although BUYER may be the sole contracting party on the environmental consultant's engagement contract), the cost of which shall be borne equally by the parties (the “Phase I Assessments”). BUYER and SELLER acknowledge that the Phase I Assessments are not yet completed as of the date of this Agreement, but are expected to be completed prior to the Closing Date. The scheduling and coordination of the Phase I Assessments will be subject to SELLER's approval to minimize disruption to SELLER's operations and maintain the confidentiality of the transactions contemplated herein.

(b) If the Phase I Assessments report the existence, of a Recognized Environmental Condition, as defined in ASTM E 1527-05, BUYER and SELLER will reasonably determine, in consultation with the environmental consultant, the necessity and scope of a Phase II environmental assessment to investigate the possible Recognized Environmental Condition. The environmental consultant will be instructed to explicitly recommend, or not recommend, the commission of a Phase II environmental assessment. If, within 15 days of receipt of the Phase I Assessments, BUYER and SELLER are unable to agree on the necessity or scope of any Phase II environmental assessment, the environmental consultant (or, if such environmental consultant is unwilling to perform such service, another environmental consultant agreed by BUYER and SELLER) will make such determination, whose determination will be binding upon the Parties. The cost of any such Phase II environmental assessment shall be borne equally by BUYER and SELLER.
(c) If the Phase II assessment shall confirm the presence of a Recognized Environmental Condition, SELLER shall cause, at SELLER's expense, after BUYER has incurred the first $250,000 of remediation expense, the remediation thereof to commercially reasonable and recognized standards under relevant state or federal standards as promptly as practicable, up to a total cap of SELLER's remediation expense of $2,000,000. The environmental consultant will be instructed to explicitly state whether a Recognized Environmental Condition is, or is not, present, and if so, to present the specific remediation method and standards to be applied, or the process by which an appropriate remediation method and standards shall be determined. (or, if such environmental consultant is unwilling to perform such service, another environmental consultant agreed by BUYER and SELLER) If such remediation shall occur after the Closing Date, BUYER shall provide reasonable access to SELLER and its contractors to perform such remediation work, subject to commercially reasonable requirements for bonding, safety, mechanics lien protection, and like provisions customary for projects of this nature.
5.15. Tax Matters. (a)    SELLER shall be responsible for the preparation and filing of all Tax Returns attributable to ownership or use of Purchased Assets or the operation of the Business on and through the Closing Date. SELLER will be responsible for and make all payments of Taxes shown to be due on such Tax Returns.

(b)    BUYER shall be responsible for the preparation and filing of all Tax Returns attributable to the ownership or use of Purchased Assets or the operations of the Business after the Closing Date. BUYER will make all payments of Taxes shown to be due on such Tax Returns.

(c)    BUYER may, at BUYER's discretion, cause Great Lakes to make an election under Section 754 of the Code to apply the provisions of Section 743(b) to BUYER's purchase of limited liability company units in Great Lakes.

(c)    To the extent relevant to the Purchased Assets or the Business, each of SELLER and BUYER shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with any judicial or administrative proceedings relating to any liability for Taxes; and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

6.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
Each and every obligation of BUYER to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by BUYER) prior to or at the Closing of each of the following conditions:
1.Accuracy of Representations and Warranties; Performance of Obligations
. The representations and warranties of SELLER made in this Agreement shall be true and correct as of the Closing Date, and SELLER shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by SELLER by the time of the Closing, except (a) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time); (b) for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect; and (c) for breaches of such representations and warranties and obligations and covenants (i) arising as a result of Transaction Developments, or (ii) that have been cured; and SELLER shall have delivered to BUYER a certificate dated the Closing Date and signed by an officer of SELLER in the officer's capacity as such confirming the foregoing to the best of such officer's knowledge.
2.No Injunction, Etc.
No Law or Order that enjoins or otherwise prohibits the transactions contemplated by this Agreement shall be in effect.
3.Delivery of Documents
. SELLER shall have delivered to BUYER the documents described in Section 9.2.
4.Material Adverse Change. There shall have been no Material Adverse Change in the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business.
5.HSR Act Waiting Period. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any applicable waiting periods under any other applicable antitrust Laws shall have expired or been terminated and all other material Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.
6.Metropolitan Life Consent. Metropolitan Life Insurance Company (“Metlife”) shall have consented to the assumption of the Seller's debt with Metlife by Buyer

7.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS
Each and every obligation of SELLER to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by SELLER) prior to or at the Closing of each of the following conditions:
1.Accuracy of Representations and Warranties; Performance of Obligations
. The representations and warranties of BUYER made in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and BUYER shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by BUYER by the time of the Closing, except (a) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time); (b for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect; and (c) for breaches of such representations and warranties and obligations and covenants (i) arising as a result of Transaction Developments, or (ii) that have been cured; and BUYER shall have delivered to SELLER a certificate dated the Closing Date and signed by an officer of BUYER in the officer's capacity as such confirming the foregoing to the best of such officer's knowledge.
2.No Injunction, Etc.
No Law or Order that enjoins or otherwise prohibits the transactions contemplated by this Agreement shall be in effect.
3.Delivery of Purchase Price and Documents
. BUYER shall have delivered to SELLER the cash portion of the Purchase Price as contemplated by Section 2.2(b) and the documents described in Section 9.3.

4.HSR Act Waiting Period. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any applicable waiting periods under any other applicable antitrust Laws shall have expired or been terminated and all other Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.
5.Metropolitan Life Consent. Metropolitan Life Insurance Company (“Metlife”) shall have consented to the assumption of the Seller's debt with Metlife by Buyer.

8.	INDEMNIFICATION
1.Indemnification by SELLER and GPRE
.
(a)General. If the Closing occurs, and subject to the terms and conditions of this Article 8, SELLER and GPRE shall jointly and severally indemnify and hold harmless BUYER and its Affiliates, and their respective directors, officers, employees and controlling persons, from and against all Losses asserted against or incurred by any such entity or person as a result of any: (i) breach as of the Closing Date of the representations and warranties of SELLER contained in Section 3 of this Agreement; (ii) breach of the covenants of SELLER contained in this Agreement; (iii) Excluded Liabilities; or (iv) operation or ownership by SELLER of the Business or the Purchased Assets prior to the Closing Date. All representations and warranties of the parties shall survive the Closing Date for a period of eighteen months, other than: (I) those set forth in Section 3.1(a),(b) and (s), and 3.2 (a), (b) and (f) which shall survive indefinitely: (II) those set forth in Section 3.1(f) and (o) which shall survive the Closing Date for a period of 60 days after the expiration of any applicable statute of limitations period (after giving effect to any waivers or extensions thereof); and (III) those set forth in Section 3.1(k) which shall survive the Closing Date for a period of eighteen months In determining the amount of any Losses in respect of the breach of any representation or warranty for purposes of this Section 8 only (but not for determining whether there has been a breach), any representation or warranty that is qualified in scope as to materiality, Material Adverse Effect or similar qualifications shall be deemed to be made or given without such qualification, except where any such representation or warranty requires disclosure of lists or items of a material nature or above a specified threshold.
(b)Limitations. SELLER's and GPRE's obligations under Section 8.1(a) shall be subject to the following limitations:
(i)SELLER and GPRE shall not have any liability for Losses under Section 8.1(a) unless and until the aggregate amount of all Losses relating thereto for which SELLER or GPRE would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to $500,000, at which point SELLER, subject to the other provisions of this Section 8.1(b), shall indemnify BUYER for such Losses, provided, however, that no minimum dollar limitation shall be applied to (I) any claim brought for breach of any representation or warranty made in Sections 3.1(b), 3.1(l)(i) or 3.1(s); (II), and any payments made in connection with Sections 2.2(a) or 2.2(b). Nothing contained in this Section 8.1(b)(i) shall be deemed to limit or restrict in any manner any rights or remedies which BUYER may have at Law, in equity or otherwise, based on fraud, or a willful misrepresentation or willful breach of warranty hereunder.;
(ii)SELLER and GPRE shall not have any liability for Losses under Section 8.1(a) to the extent the aggregate amount of Losses relating thereto for which SELLER or GPRE would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to $6,500,000 provided, however, that in determining whether such maximum dollar limitation has been reached, there shall not be counted (I) any claim brought for breach of any representation or warranty made in Sections 3.1(b), 3.1(l)(i) or 3.1(s); and (II) any payments made pursuant to the provisions of Sections 2.2(a) or 2.2(b). Notwithstanding the $6,500,000 maximum above, to the extent SELLER has incurred remediation costs in excess of $1,000,000 pursuant to Section 5.14, the $6,500,000 maximum shall be reduced dollar for dollar for any remediation costs paid by SELLER over $1,000,000. Nothing contained in this Section 8.1(b)(ii) shall be deemed to limit or restrict in any manner any rights or remedies which BUYER may have at Law, in equity or otherwise, based on fraud, or a willful misrepresentation or willful breach of warranty hereunder.
(iii)SELLER and GPRE shall not have any liability under Section 8.1(a) for any incidental, punitive or consequential damages or lost profits and damages arising from any Loss, or from any changes in any Law occurring after the date of this Agreement;
(iv)SELLER and GPRE shall not be liable for any Losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement, if the party seeking indemnification for such Losses had knowledge of such breach before Closing;
(v)BUYER shall preserve its right to pursue a claim under Section 8.1(a) if BUYER, prior to the expiration of the applicable period, commences a litigation proceeding in a court described in Section 11.15 with respect to the applicable breach of representation or warranty following delivery of a notice that constitutes an Indemnification Notice, but only with respect to the content of, and on the basis set forth in, such Indemnification Notice;

2.Indemnification By BUYER
. Subject to the terms and conditions of this Article 8, BUYER shall indemnify and hold harmless SELLER and its Affiliates, and the directors, officers, employees and controlling persons of the foregoing, from and against all Losses asserted against or incurred by any such person or entity as a result of any (a) breach of the representations and warranties of BUYER contained in this Agreement, (b) breach of the covenants of BUYER contained in this Agreement, (c) Assumed Liabilities; or (d) operation or ownership by BUYER of the Business or the Purchased Assets on or after the Closing Date. All such representations, warranties and covenants shall survive the Closing Date for a period of eighteen months.
3.Procedures Relating to Indemnification Between SELLER and BUYER
. Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 8 can be obtained, the Party seeking indemnification under this Article 8 (the “Indemnified Party”) shall, within 30 days thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”). An Indemnified Party shall not be entitled to indemnification with respect to any matter as to which such Indemnified Party fails to provide an Indemnification Notice in accordance with this Section 8.3.
4.Procedures Relating to Indemnification for Third Party Claims
.
(a)Notice. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including any Governmental Entity (a “Third Party Claim”), the Indemnified Party must provide an Indemnification Notice to the Indemnifying Party relating to the Third Party Claim as soon as possible after the Indemnified Party's receipt of written notice of the Third Party Claim, but in no event later than 30 days thereafter and in no event more than five Business Days after being served with any summons, complaint or similar legal process. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents, including all court papers, received by the Indemnified Party relating to the Third Party Claim. An Indemnified Party shall not be entitled to indemnification with respect to any matter as to which such Indemnified Party fails to provide an Indemnification Notice in accordance with this Section 8.4.

(b)Defense. If a Third Party Claim is made against an Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if the Indemnifying Party so chooses, to assume the defense of the Third Party Claim. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, then the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense of the Third Party Claim. If the Indemnifying Party assumes such defense, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend any Third Party Claim, then BUYER and SELLER shall cooperate in the defense of the Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records that are reasonably relevant to the Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. If the Indemnifying Party, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of the Third Party Claim or fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense of the Third Party Claim at the expense of the Indemnifying Party.
5.Insurance Effect
. The obligation of the Indemnifying Party to indemnify the Indemnified Party against any Losses under this Article 8 shall be reduced by the amount of any insurance proceeds receivable by the Indemnified Party from third party insurers with respect to such Losses or the underlying factors with respect to such Losses.
6.No Offset
. An Indemnified Party shall have no right to satisfy, in whole or in part, any amounts owing to the Indemnified Party under this Agreement, including this Article 8, by setting off any amounts owed to the Indemnifying Party by the Indemnified Party.
7.Exclusive Remedy
. Except for the rights and remedies pursuant to Section 2.5, the exclusive remedy provisions of Section 5.7, the right to rely on the conditions set forth in Article 6 or Article 7 (as applicable) and the right to terminate this Agreement as set forth in Article 10, the indemnification provisions of this Article 8 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to SELLER, the Business, the Purchased Assets and the Assumed Liabilities, this Agreement, the negotiation and execution of this Agreement or any contract entered into pursuant to this Agreement (except to the extent otherwise expressly set forth therein) or the performance by the Parties of its or their terms, and no other remedy shall be had pursuant to any contract, misrepresentation or tort theory or otherwise by SELLER or BUYER and their respective officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law.

9.	CLOSING
1.Closing Date
. Unless this Agreement shall have been terminated pursuant to Section 10.1, and provided that the conditions set forth in Article 6 and Article 7 are satisfied or waived, the closing with respect to the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of SELLER at 10:00 a.m., local time, on December 3, 2012. The actual date of the Closing is referred to as the “Closing Date.” If the Closing occurs, then the Closing shall be deemed to have become effective as of 12:01a.m. on the Closing Date.
2.Items to be Delivered by SELLER
. At the Closing, SELLER shall deliver to BUYER the following documents, in each case duly executed or otherwise in proper form:

(a)Compliance Certificate. The certificate described in Section 6.1, in form and substance reasonable satisfactory to SELLER and BUYER;
(b)Certified Resolutions. A copy of the resolutions of the Board of Directors and unitholders of SELLER authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of SELLER;
(c)Instruments of Conveyance. Such warranty deeds, bills of sale with warranties of title, lease assignments with required consents, waivers of rights of refusal, waivers of options to purchase, and other instruments of conveyance and assignment as are necessary to vest in BUYER all right, title and interest of SELLER in and to the Purchased Assets, subject only to Permitted Liens, in form and substance reasonably satisfactory to SELLER and BUYER;
(d)Title Insurance. With respect to the Real Property comprising the Facilities, title insurance polices or “marked up” title insurance commitments equivalent to title insurance policies, dated as of the Closing Date, and issued in the form of standard ALTA Form 2006 owner's insurance policies, with endorsements reasonably acceptable to BUYER, in the amount of the Purchase Price allocable to the Real Property as set forth in the Purchase Price Allocation (or, if a dispute regarding BUYER's proposed Purchase Price Allocation exists as of the Closing, then in the amount of BUYER's proposed Purchase Price Allocation), insuring BUYER's fee simple title and leasehold estate in such Real Property as of the Closing Date, subject only to Permitted Liens; and
(e)If applicable the waiting period under the HSR Act shall have expired and the SELLER shall have obtained any consent, approval, order or authorization of, or registration with any Governmental Authority required to be obtained or made in connection with this Agreement.
(f)Iowa and Tennessee Certification. SELLER shall deliver its certification that there is no Iowa or Tennessee delinquent tax, interest or penalty is unpaid as of the Closing Date. .
(g)Other Documents. All other documents, instruments or writings required to be delivered to BUYER at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as BUYER reasonably requests.
3.Items to be Delivered by BUYER
. At the Closing, BUYER shall deliver to SELLER the wire transfer as required by Section 2.2(b) and the following documents, in each case duly executed or otherwise in proper form:
(a)Compliance Certificate. The certificate described in Section 7.1, in form and substance reasonably satisfactory to SELLER and BUYER;
(b)Certified Resolutions. A copy of the resolutions of the Board of Directors of BUYER authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of BUYER (BUYER may redact therefrom confidential information);
(c)Assumption of Liabilities. Such undertakings and instruments of assumption as are necessary to evidence BUYER's assumption of the Assumed Liabilities, in form and substance reasonably satisfactory to BUYER and SELLER; and
(d) HSR Act. If applicable the waiting period under the HSR Act shall have expired and the BUYER shall have obtained any consent, approval, order or authorization of, or registration with any Governmental Authority required to be obtained or made in connection with this Agreement.
(e)Other Documents. All other documents, instruments or writings required to be delivered to SELLER at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as SELLER reasonably requests.

10.	TERMINATION
1.General
. This Agreement may be terminated only as follows:
(a)By the written agreement of SELLER and BUYER; or
(b)By SELLER or BUYER if the Closing shall not have occurred on or prior to December 31, 2012 or such other date as the Parties agree to in writing;
(c)By SELLER or BUYER if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this

Agreement illegal or that otherwise prohibits consummation of such transactions and such Order or other action shall have become final and non-appealable;
(d)By SELLER or BUYER in the event of material breach, by the other party, of any representation, warranty, covenant or obligation hereunder which after notice, have not been cured, and individually or in the aggregate could be reasonably expected to have a Material Adverse Effect;
(e) By BUYER or SELLER in the event of a GPRE Adverse Recommendation; or

(f) By BUYER, for a breach of any provision of Section 5.12.

provided, however, that a termination of this Agreement pursuant to Section 10.1(b) or (d) may only be asserted by a Party who is not in breach in any material respect of any of its representations, warranties, covenants or obligations set forth in this Agreement which breach would otherwise allow the other Party to refuse to consummate the transactions contemplated by this Agreement due to the condition set forth in Section 6.1 or Section 7.1, as applicable.
2.Post-Termination Obligations
. To terminate this Agreement as provided in subclause (b). (c) or (d) of Section 10.1, the terminating Party shall provide the other Party with written notice of its election to terminate this Agreement, and upon delivery of such written notice in accordance with Section 11.8:
(a)The obligations to complete the transactions contemplated hereby shall be terminated, without further action by any Party;
(b)BUYER shall return all documents and other materials relating to the transactions contemplated by this Agreement received from or on behalf of SELLER (and all copies thereof), whether so obtained before, on or after the execution and delivery of this Agreement, to SELLER; and
(c)All information relating to SELLER, the Business or the transactions contemplated by this Agreement received or accumulated by BUYER or its representatives shall be treated as “Confidential Information” in accordance with the Confidentiality Agreement (as supplemented by this Agreement), which shall remain in full force and effect, as supplemented by this Agreement, notwithstanding the termination of this Agreement.
3.Liquidated Damages in Event of Termination
(a). If this Agreement is terminated as provided in Section 10.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of SELLER or BUYER, except (a) that the respective obligations of SELLER or BUYER, as the case may be, under Sections 10.2(b), 10.2(c), 11.1 and 11.9 (and the Confidentiality Agreement) shall remain in full force and effect and (b) that any Party terminating this Agreement pursuant to Section 10.1(b) or 10.1(d) shall have the right to recover liquidated damages sustained by such Party as a result of any breach by the other Party, or for fraud or willful misrepresentation, in the amount of $5,750,000; provided, however, that (a) the Party seeking such relief is not itself in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate the Agreement under Section 10.1, and (b) failure to close arising solely as a result of the failure of the conditions precedent set forth in Sections 6.4, 6.5 or 7.4 shall not constitute a breach of a representation, warranty, covenant or agreement giving rise to the liquidated damages described in this Section 10.3. The Parties acknowledge that the amount of their respective damages in the event of such a breach by the other Party will be difficult to calculate with precision, and the amount provided as liquidated damages represents their negotiated agreement as to the amount thereof, in lieu of any actual or other damage claim, in law or in equity, to be asserted hereunder. The Parties also agree that such

Liquidated Damages are intended to represent estimated actual damages and are not intended as a penalty.

11.	MISCELLANEOUS
1.Publicity
. Except to the extent required by law or the rules of any securities exchange or commission, no public release or announcement relating to the transactions contemplated by this Agreement shall be issued or made by or on behalf of any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned). SELLER and BUYER shall issue a press release upon execution of this Agreement as may be required to meet each party's respective legal and regulatory requirements and may each issue a press release on the Closing Date, provided that the Party issuing the release shall obtain the other Party's approval of the release prior to its issuance (which approval shall not be unreasonably withheld, conditioned or delayed).
2.Bulk Transfer Laws
. Each Party hereby waives compliance by the other with the provisions of the bulk transfer, bulk sales or similar Law of any jurisdiction.
3.Assignment
. Neither Party shall assign, transfer or encumber this Agreement, or its rights or obligations under this Agreement, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other Party, provided that BUYER may assign the Agreement to an Affiliated entity, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect.
4.Parties in Interest
. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.
5.Law Governing Agreement
. This Agreement shall be construed and interpreted according to the Laws of the State of Delaware, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.
6.Amendment
. No amendments or supplements to this Agreement shall be valid or binding unless set forth in a written agreement executed and delivered by both Parties.
7.Waiver
. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant to this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
8.Notice
. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission, sent by registered or certified U.S. mail, return receipt requested and postage prepaid, or sent by private overnight mail courier service, as follows:
(a)If to BUYER, to:

The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
Attention: President, Grain Group
Facsimile: (419) 891-6588

(with a copy to)

The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
Attention: General Counsel
Facsimile: (419) 891-6695
(b)If to SELLER, to:
Green Plains Renewable Energy, Inc.
450 Regency Parkway Suite 400
Omaha NE 68114
Attention: Todd Becker, President & CEO
Facsimile: (402) 884-8776

(with a copy to)

Green Plains Renewable Energy, Inc.
450 Regency Parkway Suite 400
Omaha NE 68114
Attention: Michelle Mapes, EVP - General Counsel & Corporate Secretary
Facsimile: (402) 884-8776
or to such other person or address as any Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, then such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, then such communication shall be deemed delivered upon receipt.
9.Expenses
. Regardless of whether or not the transactions contemplated hereby are consummated:
(a)Transfer Taxes. Any sales Tax, use Tax, documentary stamp Tax, transfer Tax, motor vehicle Tax, registration Tax or other Tax or recording expense or notarial fee attributable to, imposed upon or arising from the transactions contemplated by this Agreement (or by the other documents and instruments to be executed and delivered pursuant to this Agreement) shall be paid solely by BUYER. Notwithstanding the foregoing, any transfer or conveyance fee or tax due upon the transfer of title to the Real Property from SELLER to BUYER shall be paid solely by SELLER at Closing. BUYER shall file all Tax Returns with respect to such Taxes. BUYER shall timely execute and deliver to SELLER such certificates or forms as may be necessary and appropriate for BUYER to establish an exemption from (or otherwise reduce) such Taxes.
(b)Phase II Environmental Assessments. Each Party shall be responsible for 50% of the actual out-of-pocket expenses associated with the procurement of the Phase II Environmental Assessments agreed by the Parties to be obtained for this transaction and described in Schedule 3.1(k). The Parties shall cooperate to facilitate reimbursement of a particular Party as necessary to facilitate compliance with the intent of this Section 11.9(b).

(c)Other. Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated by this Agreement, including in connection with claims by any person or entity that it is entitled to brokerage commissions or finder's fees as a result of the action of such Party.
10.Schedules
. Any fact or item disclosed on any Schedule and Exhibits to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the facts or items to which it applies. The Schedules (and Exhibits) to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement. The appearance on a Schedule to this Agreement of a matter is not, by itself, intended to constitute and shall not be construed as an admission or indication that such matter is required to be disclosed, nor shall such disclosure be construed as an admission or indication that such information would be material or have a Material Adverse Effect or that such item did not arise in the ordinary course of business or be deemed to establish a standard of materiality. Such additional matters are set forth on the Schedules to this Agreement for informational purposes only. No disclosure on the Schedules to this Agreement relating to any possible breach or violation of any contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. References on the Schedules to this Agreement to any contract, Benefit Plan, Order or legal proceeding are qualified in their entirety by reference to more detailed information in the documents attached thereto or previously delivered or made available to BUYER and its representatives. Prior to the Closing, SELLER shall have the right to supplement, modify or update the Schedules to this Agreement. Upon delivery of any such supplements, modifications or updates, the Schedules to this Agreement shall be deemed amended for all purposes of this Agreement; provided, however, that, solely for purposes of determining whether the condition set forth in Section 6.1 is satisfied, the Schedules to this Agreement shall be deemed to include only (a) the information contained in such supplements, modifications or updates relating to acts, omissions, occurrences, developments, conditions or other circumstances that both (i) arose or occurred after the date of this Agreement and (ii) did not arise or occur as a direct result of the negligence or willful misconduct of SELLER and (b) the information originally contained in the Schedules to this Agreement as of the date of this Agreement. SELLER's right to supplement, modify or update the Schedules to this Agreement shall include the right to add new Schedules to this Agreement that qualify representations and warranties set forth in Article 3 that do not currently reference any Schedule to this Agreement. In that event, the applicable representations and warranties set forth in Article 3 shall be deemed modified to refer to, and to be subject to, the qualifications set forth in such new Schedules to this Agreement. If SELLER shall elect to supplement, modify or update any Schedule, or add a new Schedule, BUYER shall be entitled to review any such changed or new Schedule, and to terminate this Agreement if the disclosures revealed therein are not acceptable to BUYER, or if BUYER and SELLER are unable to resolve any concerns expressed by BUYER as a result thereof.
11.Interpretive Provisions
. The term “knowledge” when used in the phrases “to the knowledge of SELLER” or “SELLER has no knowledge” or words of similar import shall mean, and shall be limited to, the actual knowledge of Todd Becker, Jerry Peters, and Kirk Johnson, after due inquiry and shall include only their actual present knowledge, without any imputation of the actual or imputed knowledge of any other person. The terms “including” and “include” shall mean “including without limitation” and “include without limitation,” respectively.
12.Section Headings; Table of Contents
. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
13.Severability
. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.
14.No Strict Construction
. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
15.Jurisdiction; Venue; Waiver of Jury Trial
. BUYER irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the City of Wilmington, Delaware over any suit, action or proceeding arising out of or relating to this Agreement. Without limitation of other means of service, BUYER agrees that service of any process, summons, notice or document with respect to any action, suit or proceeding may be served on it in accordance with the notice provisions set forth in Section 11.8. BUYER irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. BUYER agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon BUYER and may be enforced, by suit upon such judgment, in any other courts to whose jurisdiction BUYER is or may be subject. BUYER hereby waives its rights to a trial by jury of any claim or cause of action arising out of or relating to BUYER's investigation of SELLER, the Business, the Purchased Assets or the Assumed Liabilities, this Agreement, the negotiation and execution of this Agreement or any contract entered into pursuant to this Agreement (except to the extent otherwise expressly set forth therein) or the performance by the Parties of its or their terms in any suit, action or proceeding of any type brought by one Party against any other Party, regardless of the basis of the claim or cause of action.
16.Entire Agreement
. This Agreement (including the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, between the Parties with respect to the subject matter hereof; there are no conditions to this Agreement that are not expressly set forth in this Agreement.
17.Counterparts.
This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.18    No Third Party Beneficiaries.    This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.19 Definitions
. For purposes of this Agreement, the term:
“Affiliate” or a person "affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Agreement” shall have the meaning set forth in the preamble of this Asset Purchase Agreement.
“Asset and Liability Statement” shall have the meaning set forth in Section 3.1(e)(ii)
“Assumed Contracts” shall have the meaning set forth in Section 1.1(f).
“Assumed Liabilities” shall have the meaning set forth in Section 1.3.
“Beneficial Rights” shall have the meaning set forth in Section 5.14.
“Benefit Plans” shall have the meaning set forth in Section 3.1(o).
“Business” shall have the meaning set forth in the recitals of this Agreement.
“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of Iowa are authorized or required by Law to be closed.
“BUYER” shall have the meaning set forth in the preamble of this Agreement.
“Closing” shall have the meaning set forth in Section 9.1.
“Closing Date” shall have the meaning set forth in Section 9.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.
“Competitor” shall mean any person or entity that now or hereafter engages in or attempts to engage in the purchase, sale, storage, drying and/or handling of grain, agronomy services, plant nutrients, fuel and related farm supply products and services.
“Current Non-Grain Assets” shall mean all current assets of the SELLER, as determined in accordance with GAAP, other than Grain, Cash and Cash Equivalents
“Current Non-Grain Liabilities” shall mean all current liabilities of the SELLER, as determined in accordance with GAAP, other than those arising from the purchase of Grain
“Delayed Price Contract”shall have the meaning set forth Section 1.1(c).
“Environmental Laws” shall mean all Laws regarding protection of human health or the environment, including Laws pertaining to Hazardous Substances or the protection of the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

“Excluded Assets” means all rights and assets of SELLER other than the Purchased Assets, including those rights and assets that are described in Section 1.2.
“Excluded Liabilities” means all liabilities of SELLER other than the Assumed Liabilities.
“Facility” shall have the meaning set forth in the recitals of this Agreement.

“Governmental Entity” shall mean any court, arbitrator or governmental department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, local, foreign or other.
“Grain” shall have the meaning set forth in Section 1.1(c).
“Grain Contracts” shall have the meaning set forth in Section 1.1(c).
“Grain Purchase Contract” shall have the meaning set forth in Section 1.1(c).
“Grain Sale Contract” shall have the meaning set forth in Section 1.1(c).
“Great Lakes” shall have the meaning set forth in Section 1.1(h).
“Hazardous Substance” shall mean all pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including asbestos, polychlorinated biphenyls, urea formaldehyde, petroleum and petroleum factions or by-products, and any other substances subject to regulation under any Environmental Law.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Indemnification Notice” shall have the meaning set forth in Section 8.3.
“Indemnified Party” shall have the meaning set forth in Section 8.3.
“Indemnifying Party” shall have the meaning set forth in Section 8.3.
“Interim Balance Sheet “ shall have the meaning set forth in Section 2.2(e).
“Interim Balance Sheet Date” shall mean September 30, 2012.
“Inventory” shall have the meaning set forth in Section 1.1(c).
“Laws” shall mean any federal, state, local, foreign or other statute, law, ordinance, rule or regulation.
“Lien” shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.
“Loss” shall mean (a) all debts, liabilities and obligations owed to or at the behest of any other person or entity which are due and payable; (b) all losses, damages, judgments, awards, penalties and settlements; (c) all demands, claims, suits, actions, causes of action, proceedings and assessments resulting in an actual loss; and (d) all costs and expenses (including interest (but excluding prejudgment interest in any litigated or arbitrated matter other than that payable to a third party), court costs and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing.
“Material Adverse Change” shall mean any change in the Business that has a Material Adverse Effect.
“Material Adverse Effect” shall mean a material adverse effect on the assets, financial condition or results of operations of the Business taken as whole. Notwithstanding the foregoing, (a) Transaction Developments shall not be deemed, either alone or in combination, to constitute a Material

Adverse Effect; (b) no change, event, circumstance, development, occurrence or effect arising from or attributable or relating to any Transaction Developments shall be taken in account in determining whether there has been a Material Adverse Effect or in determining the scope of a Material Adverse Effect; and (c) no changes in general local, domestic, foreign or international economic conditions, changes affecting generally the industry or markets in which the Business operates, acts of war, acts of God, sabotage or terrorism, military actions or the escalation thereof, any changes in applicable laws or accounting rules or principles including changes in GAAP shall be taken into account in determining whether there has been a Material Adverse Effect.
“Material Contract” shall have the meaning set forth in Section 3.1(n).
“Measurement Date” shall have the meaning set forth in Section 2.3(a).
“MetLife Note Credit” shall have the meaning set forth in Section 2.1 (c)(i).
“Nutrients” shall have the meaning set forth in Section 1.1(c).
“Orders” shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Entity.
“Parts” shall mean all spare parts for equipment comprising the Purchased Assets.
“Party” or “Parties” shall mean SELLER and/or BUYER, as the case may be.
“Permitted Liens” shall mean (a) Liens for current Taxes and assessments not yet due and payable, (b) Liens as reflected in title records relating to the Real Property and approved by BUYER in its sole discretion as Assumed Liabilities, and (c) Liens not relating to the Real Property, that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the Purchased Assets subject thereto.
“Proprietary Information” shall mean all ideas, information, knowledge and discoveries that are not generally known in the trade or industry and about which SELLER has knowledge solely as a result of its participation in, or beneficial ownership of, the Business prior to the Closing Date. Notwithstanding the foregoing, “Proprietary Information” shall not mean or include any idea, information, knowledge or discovery that (a) is or becomes generally available to the public other than as a result of a disclosure by SELLER after the Closing Date in violation of its obligations under Section 5.3(b), (b) constitutes an Excluded Asset or (c) relates primarily to an Excluded Asset or an Excluded Liability.
“Purchased Assets” shall have the meaning set forth in Section 1.1.
“Purchase Price” shall have the meaning set forth in Section 2.1.
“Purchase Price Allocation” shall have the meaning set forth in Section 2.3.
“Receivable” shall mean SELLER's accounts receivable from the sales in the ordinary course of business prior to the Closing Date.
“SELLER” shall have the meaning set forth in the preamble of this Agreement.
“Taxes” shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, sale of ethanol and petroleum based fuels, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.
“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.
“Third Party Claim” shall have the meaning set forth in Section 8.4(a).
“Transaction Developments” shall mean (a) any acts or omissions of BUYER prior to the Closing Date, (b) any acts or omissions contemplated by this Agreement, (c) the execution, delivery and performance of this Agreement, (d) the announcement by BUYER or SELLER of its execution and delivery of this Agreement and/or (e) any acts or omissions taken at the request, or with the approval, of BUYER.
“Transferred Employees” shall mean those employees of SELLER that are hired by BUYER.
“Transferred Intellectual Property” shall have the meaning set forth in Section 1.1(e)
“Transition Services” shall have the meaning set forth in Section 5.8.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.
[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Asset Purchase Agreement as of the day and year first written above.
GREEN PLAINS GRAIN COMPANY LLC

By:     /s/ Todd Becker
Name:     Todd Becker
Title:     President & Chief Executive Officer

GREEN PLAINS GRAIN COMPANY TN LLC

By:     /s/ Todd Becker
Name:     Todd Becker
Title:     President & Chief Executive Officer

THE ANDERSONS, INC.

By:     /s/ Dennis Addis
Name:    Dennis Addis
Title:     President, Grain Group

The undersigned Green Plains Renewable Energy LLC (“GPRE”), as sole or majority owner (directly or indirectly) of each of the SELLERS hereby joins the foregoing Agreement for the purpose of agreeing to be bound by the terms and conditions of Section 5.3, 5.12, 5.13 and Section 8 thereof.

GREEN PLAINS RENEWABLE ENERGY, INC.

By:     /s/ Todd Becker
Name:     Todd Becker
Title:     President & Chief Executive Officer